UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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WILLIAMS INDUSTRIAL SERVICES GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WILLIAMS INDUSTRIAL SERVICES GROUP INC.

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

Dear Stockholder of Williams Industrial Services Group Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Williams Industrial Services Group Inc. (the “Company,” “we,” “us” or “our”). The meeting will be held on November 9, 2018 beginning at 9:00 a.m. local time, at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084.

Information about the meeting, nominees for election as directors and our other proposals are presented in the following Notice of Annual Meeting of Stockholders and proxy statement. At the meeting, management will make a presentation followed by a question and answer period.

It is important that your shares are represented at the annual meeting. Accordingly, please vote as soon as possible. I express our appreciation for your continued interest in the affairs of the Company. We look forward to your participation in the annual meeting.

/s/ TRACY D. PAGLIARA
Tracy D. Pagliara
President and Chief Executive Officer

Tucker, Georgia
October 5, 2018

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 9, 2018

The Annual Meeting of Stockholders (the “Annual Meeting”) of Williams Industrial Services Group Inc. (the “Company,” “we,” “us” or “our”) will be held on November 9, 2018 at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084 at 9:00 a.m. local time for the following purposes:

1.                                      to elect the five directors named in the accompanying proxy statement to serve until the next annual meeting or until their successors have been duly elected and qualified;

2.                                      to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2018;

3.                                      to approve, on an advisory, non-binding basis, the compensation of our named executive officers;

4.                                      to approve, on an advisory, non-binding basis, the frequency of future advisory votes on the compensation of our named executive officers; and

5.                                      to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on October 1, 2018 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, during ordinary business hours, for 10 days prior to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be held on November 9, 2018. Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we have elected the “full set delivery” option of providing proxy materials to our stockholders whereby we are delivering to all stockholders paper copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2017 are available at http://materials.proxyvote.com/96951A. The information that appears on our website is not part of, and is not incorporated by reference into, this notice or our proxy statement. In accordance with such rules, “cookies” or other software that identifies visitors accessing these materials will not be used on this website.

To make it easier for you to vote, Internet and telephone voting are available. The instructions on your enclosed proxy card describe how to use these services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope. No postage is required if your proxy card is mailed in the United States. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the Annual Meeting in person. If you do attend the Annual Meeting in person, you may withdraw your proxy and vote personally on all matters brought before the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your proxy card. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person. Proxies are being solicited on behalf of the Board of Directors.

If you have any questions or require assistance with voting your proxy card, please contact our proxy solicitor, Regan & Associates, Inc. at (800) 737-3426.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ TRACY D. PAGLIARA
Tracy D. Pagliara
President, Chief Executive Officer and Director

Tucker, Georgia
October 5, 2018

i

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 9, 2018

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Williams Industrial Services Group Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for the annual meeting of stockholders (the “Annual Meeting”) to be held on November 9, 2018 at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084 at 9:00 a.m. local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement and the related proxy form are first being made available to stockholders on or about October 5, 2018. For directions to the Annual Meeting, please call (770) 879-4400.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). Each proposal is described in more detail in this proxy statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Each share of our common stock, par value $0.01 per share (“Common Stock”), outstanding as of the close of business on October 1, 2018 (the “Record Date”) is entitled to one vote at the Annual Meeting. As of the close of business on the Record Date, there were 18,514,231 shares of Common Stock outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (as described below).

You may vote all of the Common Stock owned by you as of the close of business on the Record Date. This Common Stock includes Common Stock that is (i) held of record directly in your name and (ii) held for you as the beneficial owner through a bank, broker or other nominee. There are some distinctions between Common Stock held of record and Common Stock owned beneficially, as described herein.

Quorum Required

Our bylaws provide that the holders of record of at least a majority of the shares of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Voting of Shares

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy. All shares represented by valid proxies that we receive, and that are not revoked, will be voted in accordance with the instructions on the proxy card or as instructed via Internet or telephone. Voting by proxy will not affect your right to attend the Annual Meeting.

The proxy is solicited by the Board and will be voted as you direct on your proxy when properly completed. For “Proposal No. 1 — Election of Directors,” you may specify whether your shares should be voted for all, withheld from all or voted for all except specified nominees for director. For each of “Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm” and “Proposal No. 3 — Advisory Vote to Approve the Compensation of the Named Executive Officers,” you may specify whether your shares should be voted for, against or abstain with respect to each proposal. For “Proposal No. 4 — Advisory Vote to Approve the Frequency of the Advisory Vote on Executive Compensation,” you may

specify whether your shares should be voted for a one-year, two-year or three-year frequency or abstain with respect to such proposal.

Our bylaws provide that elections of directors shall be determined by a plurality of the votes cast and all other actions shall be determined by a majority of the votes cast at the Annual Meeting, unless otherwise provided by law. Withheld votes under Proposal 1 and abstentions under Proposals 2 through Proposal 4 are not considered votes cast and, therefore, will have no effect on the respective proposals. In addition, broker non-votes, as described below, are not considered votes cast and, therefore, will have no effect on the respective proposals.

If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates, you may vote:

•                  By Internet or by telephone.  Follow the instructions on the enclosed proxy card to vote by Internet or telephone.

•                  By mail.  Complete and mail the enclosed proxy card in the accompanying prepaid postage envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board.

•                  In person at the meeting.  If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If your shares are held in “street name” (that is, through a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares, and can do so as follows:

•                  By Internet or by telephone.  Follow the instructions you receive from your bank, broker or other nominee to vote by Internet or telephone.

•                  By mail.  You will receive instructions from your bank, broker or other nominee explaining how to vote your shares.

•                  In person at the meeting.  Contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Annual Meeting. You will not be able to attend the Annual Meeting unless you have a proxy card from your bank, broker or other nominee.

You should contact your bank, broker or other nominee or refer to the instructions provided by your bank, broker or other nominee for further information.

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not vote by Internet or telephone, return your proxy card by mail or vote at the Annual Meeting as described above; however, if you properly submit a proxy but do not specify your voting choice on one or more of the proposals included thereon, as listed in the accompanying Notice, your shares will be voted as follows:

•                  FOR the election of each of the five nominees for directors named below (Proposal No. 1);

•                  FOR the ratification of the appointment of Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for 2018 (Proposal No. 2);

•                  FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (Proposal No. 3); and

•                  FOR ONE YEAR, on an advisory, non-binding basis, with respect to the frequency of future advisory votes on executive compensation (Proposal No. 4).

The Company does not anticipate any other matters will be presented at the Annual Meeting. However, if any other matters are properly presented, the proxy holders will be authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by sending a written notice of revocation or another signed proxy bearing a later date to the Corporate Secretary of the Company at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not itself constitute revocation of a proxy. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee has the authority, even if it does not receive instructions from you, to vote your unvoted shares for Proposal 2 (the ratification of our independent registered public accounting firm); however, if it does not have instructions from you, the bank, broker or other nominee does not have the authority to vote your unvoted shares for Proposal 1 (the election of nominees to the Board), Proposal 3 (the advisory vote on approval of compensation of our named executive officers), or Proposal 4 (the advisory vote on approval of the frequency of future advisory votes on compensation of our named executive officers). A “broker non-vote” occurs if your bank, broker or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your bank, broker or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Please note that if your shares are held of record by a bank, broker or other nominee and you provide instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the bank, broker or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Solicitation of Proxies

We will pay all of the costs of soliciting these proxies. We have engaged Regan & Associates, Inc. (“Regan”) to serve as our proxy solicitor for the Annual Meeting. Regan will, among other things, provide advice related to the content of solicitation materials; conduct our broker search; solicit banks, brokers, institutional advisors and hedge funds to determine voting instructions; monitor voting; and deliver executed proxies to our voting tabulator. Regan’s base fee is approximately $25,000, and we will reimburse them for other out of pocket expenses incurred. In addition to solicitation by mail, our employees also may, without additional compensation, solicit proxies by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication. If your shares are held in “street name,” we have requested that your bank, broker or other nominee forward this proxy statement to you and obtain your voting instructions. The Company may reimburse these persons for their expenses in so doing. Proxies are solicited to give holders of record of Common Stock as of the Record Date an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, five nominees will be elected as directors. Our Board of Directors currently consists of five members, all of who are standing for election at the Annual Meeting: Charles Macaluso, David A. B. Brown, Robert B. Mills, Nelson Obus and Tracy D. Pagliara. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our present Board of Directors to fill the vacancy. As of the Record Date, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Our bylaws provide that the size of the Board shall be fixed by the directors, with a minimum of two directors. The size of the Board is currently fixed at five directors. Since the annual meeting of stockholders held in 2015 (the “2015 Annual Meeting”), our Board has consisted of between five and twelve members. The Board increased its size from five directors to six, concurrent with the appointment of David Keller on May 8, 2015. Effective October 8, 2015, the Board increased its size to eight directors and appointed Gary J. Taylor and Robert B. Mills to serve as directors. The Board then increased the size of the Board from eight to eleven directors on May 25, 2016, pursuant to the Election and Nomination Agreement, dated June 1, 2016, effective as of May 25, 2016, by and between the Company and Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Wynnefield Capital Management, LLC (“WCM”), and Wynnefield Capital, Inc. (“Wynnefield Capital”) (such agreement, the “Election and Nomination Agreement”). Concurrently with the effective date of such increase, Linda Goodspeed and David A. B. Brown were appointed to the Board, and Nelson Obus was appointed on June 27, 2016, to fill the final vacancy.

Effective July 26, 2017, in connection with the appointment of Tracy D. Pagliara and Craig E. Holmes as Co-Presidents and Co-Chief Executive Officers (“Co-CEOs”) of the Company, the Board increased the size of the Board to twelve members, to permit both individuals to serve on the Board. The Election and Nomination Agreement required the Company to reduce the size of the Board to seven members; however, in order to better align with the size of the organization and to reduce costs, in April 2018, after the resignation of seven directors, the Board reduced its size to five members. On April 13, 2018, each of Ms. Goodspeed, Mr. Keller, Mr. Rescoe and Mr. Salvati voluntarily resigned from the Board, and Mr. Holmes resigned from all his positions with the Company, including his role as director; Mr. Taylor voluntarily resigned on April 14, 2018; and Mr. Bartoli voluntarily resigned on April 15, 2018.

Our Board of Directors

Set forth below are the name, age, position of and biographical information about each nominee, as of the Record Date.

Nominees	Age	Position(s) and Office(s) Held with the Company
Charles Macaluso	74	Chairman of the Board of Directors
David A. B. Brown	74	Director
Robert B. Mills	68	Director
Nelson Obus	71	Director
Tracy D. Pagliara	55	President, Chief Executive Officer and Director

The term for each of our directors expires at the Annual Meeting. All directors are elected to serve until their respective successors are duly elected and qualified at the next annual meeting of stockholders, or until the earlier of his death, resignation, retirement or removal from such position. There are no family relationships among any of the directors listed above or our executive officers.

Set forth below is the specific experience, qualifications and background of each of the individuals listed above.

Charles Macaluso has served as Chairman of our Board of Directors since January 2008. Since 1998, Mr. Macaluso has been a principal of Dorchester Capital Advisors, LLC (“Dorchester Capital”), a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. Mr. Macaluso currently serves as a director of Darling Ingredients Inc., where he serves as lead director and chairman of its nominating and corporate governance committee, and Pilgrim’s Pride Corporation, where he serves on the audit committee. Previously, Mr. Macaluso also served as a director of The Elder-Beerman Stores Corp. and Global Crossing Limited. Mr. Macaluso is also a member of the National Association of Corporate Directors.

Director Qualifications.  Mr. Macaluso has had a career focused on operational assessment, strategic planning, crisis management and turnaround advisory services, most recently with Dorchester Capital. Dorchester Capital also has a significant commitment to representing the interests of investor groups as a member of the boards of directors at a diverse array of companies, and Mr. Macaluso brings with him a strong commitment to stockholders’ interests. He also has extensive executive and financial expertise. In addition, Mr. Macaluso brings significant board expertise, including service as chairman on a number of public and private company boards and committees.

David A. B. Brown has served as a member of the Board of Directors since May 2016. Mr. Brown currently serves as a member of the board of directors of EMCOR Group, Inc. and the non-executive chairman of the board of directors of Industrea Acquisition Corp. Mr. Brown served on the board of directors of Layne Christensen Company, a global water management, construction, and drilling company, from 2003 through June 2018, including as chairman beginning in 2005, and, from June 2014 to January 2015, he also served as its President and Chief Executive Officer. He served as a member of the board of directors of Hercules Offshore, Inc. from November 2015 to December 2016. Mr. Brown was the chairman of the board of directors of Pride International, Inc., a leading provider of offshore contract drilling and related services to oil and natural gas companies worldwide, from May 2005 to May 2011. Mr. Brown served as a director of Ensco plc from May 2011 to May 2014. For more than five years prior to May 2005, Mr. Brown was president of The Windsor Group, a management consulting firm of which he was a co-founder. From 2001 to 2006, Mr. Brown was a member of the board of directors of Mission Resources, Inc.; from 2001 to 2007, a director of NS Group, Inc.; and from 2006 to 2007, a director of Petrohawk Energy Corp. Mr. Brown is a member of the National Association of Corporate Directors.

Director Qualifications.  Mr. Brown has extensive financial and management experience. He is a Chartered Public Accountant and a Chartered Accountant and has served in multiple roles for public companies. Mr. Brown has financial expertise, a thorough understanding of financial statements, corporate finance and accounting and extensive experience with public companies, all of which makes him a valued member of the Board of Directors.

Robert B. Mills has served as a member of the Board of Directors since October 2015. Since 2016, he has served as a member of the board of directors of Syncora Holdings Ltd., a publicly traded financial guaranty insurance company, and as a member of Syncora’s audit committee since 2017. From 2010 to April 2015, Mr. Mills served as the Chief Operating Officer of Assured Guaranty, Ltd., another publicly traded financial guaranty insurance company. Prior to his role as Chief Operating Officer, Mr. Mills served as Chief Financial Officer of Assured Guaranty, Ltd. from 2004 to 2010. In connection with his role as Chief Operating Officer of Assured Guaranty, Ltd., Mr. Mills chaired the management committee, which established corporate policy and the strategic and tactical direction for the business, and served as a member of the board of directors of each of Assured Guaranty, Ltd.’s five separately regulated insurance companies. Prior to his time at Assured Guaranty, Mr. Mills served as Chief Operating Officer and Chief Financial Officer of the Americas Region of UBS AG from 1994 to 2004. From 1971 to 1994, Mr. Mills worked for KPMG and was elected to the partnership in 1981. He is a Certified Public Accountant and a Certified Global Management Accountant.

Director Qualifications.  Mr. Mills is a Certified Public Accountant and has served as Chief Financial Officer and Chief Operating Officer, most recently for Assured Guaranty, Ltd., a public company. Mr. Mills has extensive financial expertise and a thorough understanding of financial statements, corporate finance and accounting and provides financial and accounting expertise to the Board of Directors.

Nelson Obus has served as a member of the Board of Directors since June 2016. Mr. Obus has served as president of Wynnefield Capital since November 1992 and as the managing member of WCM since January 1997. WCM manages two partnerships and Wynnefield Capital manages one partnership, all three of which invest in small-cap value U.S. public equities. Mr. Obus has been nominated to serve on the board of directors of Landec Corporation, a publicly traded company, which stockholders will vote on at the annual meeting of stockholders to be held on October 12, 2018. Mr. Obus served on the board of Layne Christensen Company from 2004 through June 2018. Mr. Obus has served on the board of Jason Industries Inc. (JASN), a diversified industrial company, since June 2018. From 2001 to 2006, Mr. Obus served as a member of the board of directors of Sylvan Inc., a Nasdaq-listed company specializing in producing and distributing mushroom spawn. Mr. Obus served as a member of the board of directors of Gilman Ciocia, Inc., a company that provides income tax preparation, accounting and financial planning services from September 2007 to January 2012. From January 2012 to December 31, 2015, Mr. Obus also served as a member of the board of directors of Breeze-Eastern Corporation, a company that designs, develops, manufactures, sells and services sophisticated mission equipment for helicopters.

Director Qualifications. Mr. Obus’ pertinent experience, qualifications, attributes and skills include: financial literacy and expertise, capital markets expertise and managerial experience gained through his leadership roles and ownership interest in related investment management companies, WCM and Wynnefield Capital, and the knowledge and experience he has from attained from service on other public company boards.

Tracy D. Pagliara has served as a member of our Board of Directors since July 2017. Mr. Pagliara has served as our President and Chief Executive Officer since April 2018, having previously served as Co-President and Co-CEO, along with Craig E. Holmes, since July 2017. Prior to that, he served as our Chief Administrative Officer, General Counsel and Secretary since January 2014, and also as Senior Vice President since November 2015. He previously served as our General Counsel, Corporate Secretary and Vice President of Business Development from April 2010 through December 2013. Prior to joining the Company in April 2010, Mr. Pagliara served as the Chief Legal Officer of Gardner Denver, Inc., a leading global manufacturer of highly engineered compressors, blowers, pumps and other fluid transfer equipment, from August 2000 through August 2008. He also had responsibility for other roles during his tenure with Gardner Denver, including Vice President of Administration, Chief Compliance Officer and Corporate Secretary. Prior to joining Gardner Denver, Mr. Pagliara held positions of increasing responsibility in the legal departments of Verizon Communications/GTE Corporation from August 1996 to August 2000 and Kellwood Company from May 1993 to August 1996, ultimately serving in the role of Assistant General Counsel for each company. Mr. Pagliara currently serves on the board of directors and audit, compensation and nominating and corporate governance committees of Westwater Resources, Inc. (formerly Uranium Resources, Inc.), where he has served since July 2017. He is a member of the Missouri and Illinois State Bars and a Certified Public Accountant. In addition, in accordance with customary practice, Mr. Pagliara and other officers of the Company have served as officers of the Company’s various subsidiaries, although not acting in an executive role for the relevant subsidiary. As previously disclosed, such subsidiaries included Koontz-Wagner Custom Controls Holdings LLC, which filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code in July 2018 and ceased operations at such time.

Director Qualifications. Mr. Pagliara has a deep understanding of the Company and its business, having been with the Company since 2010. He has worked in industry for nearly 20 years and has extensive experience advising public companies. His legal and accounting background further add to his value as a member of the Board of Directors.

Selection of Certain Directors

Each of our current directors, other than Mr. Macaluso, was appointed to the Board after the 2015 Annual Meeting. Mr. Obus and Mr. Brown were both appointed to the Board pursuant to the Election and Nomination Agreement.

Required Vote

Stockholders may cast their vote “for” or “withhold” authority to vote for each of the nominees for director. The directors will be elected by a plurality of the votes cast by holders of the Common Stock, meaning that the nominees for director receiving the highest number of shares voted “for” their election will be elected. “Withhold” votes and broker non-votes are not considered votes cast and will have no effect on the election of directors. Stockholders may not cumulate votes in the election of directors.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Our Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, our Board of Directors provides advice and counsel to, and ultimately monitors the performance of, our senior management.

Board Leadership Structure and Committee Composition

The Board of Directors will exercise its discretion in combining or separating the offices of the Chairman of the Board and the Chief Executive Officer, based on the Board’s judgment of the best interests of the Company and its stockholders from time to time. The Company has separated the position of Chairman of the Board and Chief Executive Officer since its emergence from bankruptcy in January 2008. We believe that this is the appropriate leadership structure, as it permits our Chief Executive Officer to focus attention on managing day-to-day operations and developing corporate strategy, while our Chairman of the Board, Mr. Macaluso, provides independent leadership to the Board of Directors in performing its advisory, governance and oversight functions.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a written charter, the adequacy of which each respective committee regularly reviews and reassesses. A copy of each charter is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.wisgrp.com. Our Board of Directors may establish additional committees from time to time in accordance with our bylaws.

As of December 31, 2017, the membership of the standing committees was as follows:

Board Member	Audit	Compensation	Nominating & Corporate Governance
Charles Macaluso			Chair
Carl Bartoli	X
David A. B. Brown	X	X
Linda Goodspeed	X	Chair
Craig E. Holmes
David Keller
Robert B. Mills	Chair		X
Nelson Obus			X
Tracy D. Pagliara
Michael E. Rescoe	X
Michael E. Salvati	X
Gary J. Taylor		X

As of the Record Date, the membership of the standing committees was as follows:

Board Member	Audit	Compensation	Nominating & Corporate Governance
Charles Macaluso	X	X	Chair
David A. B. Brown	X	Chair	X
Robert B. Mills	Chair	X	X
Nelson Obus
Tracy D. Pagliara

Following the Annual Meeting, the Board of Directors intends to appoint Mr. Obus to the Nominating and Corporate Governance Committee and the Compensation Committee.

Audit Committee.  The Audit Committee assists the Board of Directors in overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and the review and evaluation of our internal control functions, including monitoring the integrity of our financial statements and the independence and performance of our independent registered public accounting firm. The Audit Committee appoints and oversees an independent registered public accounting firm to audit our financial statements and review our internal control over financial reporting. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to our independent registered public accounting firm. The Audit Committee held six meetings during 2017.

Our Board of Directors has determined that:

•                  Each of Mr. Mills and Mr. Brown qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K (“Regulation S-K”) under the Securities Act of 1933, as amended (the “Securities Act”); and

•                  As of the Record Date and as of December 31, 2017, each member of the Audit Committee:

•                  meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•                  has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

•                  is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Compensation Committee.  The Compensation Committee reviews the performance of our executive officers, establishes compensation programs for the executive officers (including salary and short- and long-term incentive programs) and reviews the overall compensation programs of the Company. The Compensation Committee also administers our stock incentive plans and awards. During 2017, the Compensation Committee held nine meetings.

The principal executive officer and principal financial officer of the Company generally attend portions of Compensation Committee meetings and provide input to the Compensation Committee with respect to issues affecting compensation, key responsibilities, corporate objectives and equity plan management and compliance. The principal executive officer makes recommendations to the Compensation Committee regarding the compensation of our executives and participates in discussions of such compensation. From time to time, other members of management and Company personnel may attend Compensation Committee meetings to provide presentations or participate where subject matters involving their expertise are discussed. No member of management is present during discussions of his or her performance or compensation, and no member of management (including the principal executive officer) is present during deliberations and voting with respect to the principal executive officer’s performance or compensation.

The Compensation Committee may, in its sole discretion, select, retain and obtain, at the Company’s expense, the advice of independent compensation consultants. The Compensation Committee has the authority to set the compensation and oversee the work of the compensation consultant. In 2015, the Compensation Committee appointed Meridian Compensation Partners (“Meridian”) to provide it with advice in connection with our 2015 compensation program, as further described under “Executive Compensation—Compensation Discussion and Analysis—Section 3: Compensation Consultant and Peer Group” below. The Compensation Committee re-appointed Meridian, and additionally appointed Longnecker & Associates (“Longnecker”), to serve as its independent consultants in connection with our 2017 compensation program. Meridian and Longnecker report directly to the Committee and serve at the sole discretion of the Compensation Committee. They do not perform any other services for the Company. The Compensation Committee has assessed the independence of Meridian and Longnecker pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent the consulting firm from providing independent advice to the Compensation Committee.

The Compensation Committee also may, in its sole discretion, retain and obtain, at the Company’s expense, the advice and assistance of outside counsel and such other advisors as it deems necessary.

The Compensation Committee Charter provides that the Compensation Committee may delegate its authority to one or more subcommittees. As of the Record Date, the Compensation Committee has not delegated such authority.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee oversees the nomination of directors for service on the Board of Directors and its committees, reviews and considers developments in corporate governance practices, and recommends to the Board of Directors policies and procedures with respect to corporate governance. During 2017, the Nominating and Corporate Governance Committee held two meetings.

Director Independence

Because we are quoted on the OTC and not listed on a national securities exchange, we are not subject to certain corporate governance requirements that apply to exchange-listed companies, including any independence requirements. However, for purposes of evaluating the independence of our directors, our Board uses the rules of the SEC and the New York Stock Exchange. Of the five directors currently serving on our Board, the Board determined that each of Messrs. Macaluso,

Brown and Mills and Obus was independent under such criteria. Of the former directors who served on the Board during 2017, the Board determined that each of Carl Bartoli, Linda A. Goodspeed, Michael E. Rescoe, Michael E. Salvati and Gary J. Taylor was independent under the rules of the SEC and the New York Stock Exchange. Each such former director resigned from the Board in April 2018, prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”). Accordingly, during 2017 and as of the Record Date, our Board of Directors was comprised of a majority of directors who qualify as independent directors under the rules adopted by the SEC and the New York Stock Exchange.

In March 2018, the Board determined that Mr. Obus was no longer considered an independent director, due to his relationship with Wynnefield Capital which, at the request of the Company’s lenders, provided funding under one of the Company’s debt agreements. Therefore, prior to the reconstitution of our Board committees in April 2018, our Nominating and Corporate Governance Committee had one non-independent director serving on it; all recommendations regarding director independence and director nominees contained in this proxy statement were made by the reconstituted, fully-independent Nominating and Corporate Governance Committee. After the Company refinanced and replaced its senior secured credit agreement, entered into in June 2017, as discussed in “Certain Relationships and Related Transactions—Approval of Related Party Transactions” below, the Board determined that Mr. Obus again satisfied the relevant independence criteria.

In considering the independence of our directors, the Board of Directors specifically addressed those matters disclosed in “Certain Relationships and Related Transactions.” Other than with respect to Mr. Obus, as discussed in “Certain Relationships and Related Transactions,” there were no specific transactions, relationships or arrangements that were considered by the Board of Directors in determining the independence of any of our directors.

Board’s Role in Risk Oversight

One of the principal functions of our Board of Directors is to provide oversight concerning the assessment and management of risk related to our business. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to fundamental financial and business strategies and major corporate activities, including material transactions and financings, as well as through its oversight of management and the committees of the Board of Directors. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board of Directors regarding business operations and strategic planning, financial planning and budgeting and regulatory matters, including any material risk to the Company related to such matters.

The Board has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

1.                                      The Audit Committee is responsible for discussing the Company’s overall risk assessment and risk management policies with management, our internal auditors and our independent registered public accounting firm, as well as the Company’s plans to monitor and control any financial risk exposure. The Audit Committee is also responsible for primary risk oversight related to our internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. In addition, the Audit Committee reviews all related party transactions, including the risks related to those transactions impacting the Company.

2.                                      The Compensation Committee oversees our compensation programs and reviews the conduct incentivized by those programs, including the impact on risk-taking by our executive officers and employees, as further described under “Executive Compensation—Compensation Discussion and Analysis—Section 5: Additional Compensation Matters—Risk Assessment” below.

3.                                      The Nominating and Corporate Governance Committee oversees the organization, membership and structure of our Board of Directors and our corporate governance practices. The committee members regularly report to the full Board of Directors on material developments in their areas of oversight.

At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters related to risk assessment or risk management. Upon the request of the committees, our principal executive officer and principal financial officer attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held. Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure and Committee Composition” above.

Board Nomination Process

The Nominating and Corporate Governance Committee believes that members of the Company’s Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. The Nominating and Corporate Governance Committee has identified certain threshold criteria for Board nominees, which have been set forth in our Director Nominations Policy. However, the Nominating and Corporate Governance Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time and other relevant circumstances.

•                  Integrity. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others.

•                  Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment; or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

•                  Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

•                  Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

•                  Expertise. Each candidate should possess professional and personal experiences and expertise relevant to the Company’s purpose, mission, and strategy.

•                  Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. These include: contemporary governance concerns; regulatory obligations of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•                  Available Time. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be available to participate fully in Board activities including attendance at, and active participation in, meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meetings of stockholders. Candidates shall be responsible for the management of other business and professional commitments, including service on the boards of other companies, so as not to interfere with or materially limit his or her ability to meet such Board and committee obligations.

•                  Exceptions. Under exceptional and limited circumstances, the Nominating and Corporate Governance Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its stockholders.

•                  Corporate Governance Guidelines. Each candidate shall comply with the requirements set forth in the Corporate Governance Guidelines of the Company.

•                  Additional Qualifications. In approving candidates for election as director, the Committee will also assure that:

•                  at least a majority of the directors serving at any time on the Board are independent, as defined under the rules of the New York Stock Exchange;

•                  at least three of the independent directors satisfy the financial literacy requirements required for service on the audit committee under the rules of the New York Stock Exchange;

•                  At least one of the independent directors has accounting or related financial management expertise under the rules of the New York Stock Exchange (which experience may be presumed if the director qualifies as an audit committee financial expert under the rules of the SEC);

•                  at least one of the independent directors qualifies as an audit committee financial expert under the rules of the SEC;

•                  at least some of the independent directors have experience as senior executives of a public or substantial private company; and

•                  at least some of the independent directors have general familiarity with an industry in which the Company conducts a substantial portion of its business or in related industries.

The Nominating and Corporate Governance Committee also will consider properly submitted stockholder candidates for membership on the Board of Directors. Any stockholder of the Company wishing to submit a candidate for the Nominating and Corporate Governance Committee’s consideration must provide a written notice recommending the candidate to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary, by email to corporatesecretary@wisgrp.com (with a confirmation copy sent by mail) or by facsimile to (877) 731-1697 (with a confirmation copy sent by mail). The written notice must be timely submitted and include required information in accordance with the Company’s bylaws (see “Stockholder Proposals For 2019 Annual Meeting” below for more information). Candidates recommended by our stockholders will be evaluated against the same criteria and under the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Board Meetings

The Board held 12 meetings during 2017. Each of our incumbent directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he served during fiscal year 2017. Each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for and attend and participate in all Board meetings and meetings of Board committees on which he serves. In addition, the independent directors meet regularly in executive session without the presence of management.

Annual Meetings of Stockholders

Pursuant to our Corporate Governance Guidelines and Director Nominations Policy, directors are expected to attend all annual meetings of stockholders, either in person or telephonically. Due to the time required to complete the restatement of our financial results, we did not hold an annual meeting of stockholders in 2016 or 2017. Mr. Macaluso, the only current Board member serving as a director of the Company during the 2015 Annual Meeting, attended the 2015 Annual Meeting. The Board anticipates that each director will attend the Annual Meeting.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has adopted a Code of Business Conduct and Ethics, which outlines the principles of legal and ethical business conduct under which we do business. The Code of Business Conduct and Ethics is applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.wisgrp.com. Upon written request to our Corporate Secretary sent to our principal executive offices, we will provide a copy of the Code of Business Conduct and Ethics free of charge. Any substantive amendment of the Code of Business Conduct and Ethics, and any waiver of the Code of Business Conduct and Ethics for executive officers or directors, will be made only after approval by the Board or a committee of the Board, and will be disclosed on our website. In addition, any such waiver will be disclosed within four days on a Form 8-K filed with the SEC if then required by applicable rules and regulations.

In addition, the Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines address issues such as the criteria and requirements for the selection and retention of members of the Board, the procedures and practices governing the operation and compensation of the Board and the principles under which management shall direct and operate the business of the Company and its subsidiaries. The Corporate Governance Guidelines are available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.wisgrp.com. Upon written request to our Corporate Secretary sent to our principal executive offices, we will provide a copy of the Corporate Governance Guidelines free of charge. Any substantive amendment of the Corporate Governance Guidelines will be made only after approval by the Board or a committee of the Board, and will be disclosed on our website.

Communication with the Board of Directors

Interested parties, including stockholders, may contact the Board of Directors, including the non-management directors, or any committee of the Board of Directors by sending correspondence to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary or corporatesecretary@wisgrp.com. Any mail received by the Corporate Secretary will then be forwarded to the appropriate members of the Board of Directors or the appropriate committee for further action, if necessary. The non-management directors have requested that the Corporate Secretary not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

Director Compensation

Director compensation is determined by the Nominating and Corporate Governance Committee, subject to approval by the entire Board of Directors. The objectives for our non-employee director compensation program are to attract highly qualified individuals to serve on the Board of Directors and align directors’ interests with the interests of our stockholders. The Nominating and Corporate Governance Committee reviews the program annually to confirm that it continues to meet these objectives.

To determine whether the director compensation program is competitive, the Nominating and Corporate Governance Committee considers general market information on program design and the advice of the Compensation Committee’s independent compensation consultant. In recommending director compensation levels, the Nominating and Corporate Governance Committee also considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of members of the Board of Directors. The Nominating and Corporate Governance Committee recommends any change it considers appropriate to the full Board of Directors for its review and approval and includes the relevant information and data for the Board of Directors to use in its considerations.

Directors who are employed by our Company or any of our subsidiaries do not receive compensation for serving as directors. As of December 31, 2017, directors who are not employees of our Company or any of our subsidiaries were entitled to receive an annual retainer as follows:

•                  $60,000 for each non-employee director;

•                  $50,000 for the Board of Directors Chairperson;

•                  $20,000 for the Audit Committee Chairperson;

•                  $13,750 for the Compensation Committee Chairperson; and

•                  $10,000 for the Nominating and Corporate Governance Committee Chairperson.

We offer each director an annual allowance for continuing education, the amount of which is set by the Board of Directors from time to time. For 2017, the amount was $10,000; however, all of the directors elected to take advantage of free educational resources rather than using the allowance. We also reimburse non-employee directors for out of pocket expenses incurred in connection with attending Board and committee meetings.

The Board recognizes that ownership by the non-employee directors of the Company’s Common Stock will align their interests with the interests of our stockholders. As a result, each non-employee director is required to own the lesser of (i) shares with a value of three times his or her annual cash retainer or (ii) 8,000 shares. The target date for the existing directors to meet these stock ownership guidelines is five years from the date of his or her appointment. For purposes of these guidelines, the director will be deemed to “own” the Company’s shares that are beneficially owned by such person, including equity awards that will pay out within 60 days of the applicable measuring date. As of the Record Date, each non-employee director who served in 2017 and was required to meet the ownership requirements met or exceeded the minimum ownership requirement.

2017 DIRECTOR COMPENSATION

Except as noted below, the following table provides information on the compensation awarded to, earned by or paid to each person who served as a non-employee director during 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Carl Bartoli(2)	87,932	—	87,932
David A. B. Brown	70,500	—	70,500
Linda Goodspeed(2)	81,750	—	81,750
David L. Keller(2)	62,000	—	62,000
Charles Macaluso	144,869	—	144,869
Robert B. Mills	86,000	—	86,000
Nelson Obus	66,000	—	66,000
Michael E. Rescoe(2)	73,605	—	73,605
Michael E. Salvati(2)	87,432	—	87,432
Gary J. Taylor(2)	68,000	—	68,000

(1)                                 The non-employee directors did not receive a grant of restricted shares in 2016 or 2017. However, effective on April 16, 2018, the date of filing the 2017 Form 10-K, the Company granted awards to such directors as compensation for their service as a director in 2016 and 2017. Specifically, the Board authorized a grant of 18,182 restricted shares for service in 2016 (pro-rated for a partial year of service, if any) and 18,182 restricted shares for service in 2017 to continuing non-employee directors. The restricted shares for 2016 and 2017 are subject to our normal four-year vesting schedule, determined as if the grant had occurred in the ordinary course in January of the respective year of service, with accelerated vesting upon a change in control. In lieu of a restricted share grant, non-employee directors who resigned prior to the Annual Meeting received $20,000 for service in 2016 (pro-rated for a partial year of service, if any) and $20,000 for service in 2017, which was offset by accelerated vesting of outstanding restricted shares, if any.

(2)                                 Voluntarily resigned from the Board in April 2018: Ms. Goodspeed and Messrs. Keller, Rescoe and Salvati on April 13, 2018; Mr. Taylor on April 14, 2018; and Mr. Bartoli on April 15, 2018.

The total number of unvested restricted shares held by each non-employee director serving as of December 31, 2017 was as follows:

Name	Unvested Restricted Shares (#)
Carl Bartoli	4,083
David A. B. Brown	—
Linda Goodspeed	—
David L. Keller	—
Charles Macaluso	4,083
Robert B. Mills	—
Nelson Obus	—
Michael E. Rescoe	3,030
Michael E. Salvati	4,083
Gary J. Taylor	—

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal to Ratify Appointment of Moss Adams

Effective March 24, 2016, after recommendation by the Company’s management and approval by the Audit Committee and the full Board of Directors, the Company appointed Hein & Associates LLP (“Hein”) as its new independent registered public accounting firm to re-audit the Company’s financial statements for the fiscal years ended December 31, 2013 and 2014 and to audit the Company’s subsequent financial statements, beginning for the year ended December 31, 2015 and continuing through the periods covered by the Company’s 2017 Form 10-K. Effective November 16, 2017, Hein combined with Moss Adams. As a result of that transaction, on November 16, 2017, Hein resigned as the independent registered public accounting firm for the Company and, concurrently, the Company’s Audit Committee approved the engagement of Moss Adams as the new independent registered public accounting firm.

The Audit Committee has approved the engagement of Moss Adams to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2018. The Board of Directors is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of an independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of Moss Adams for ratification by stockholders as a matter of good corporate governance.

If the stockholders should fail to ratify the selection of Moss Adams as the Company’s independent registered public accounting firm for fiscal year 2018, the Audit Committee may consider the appointment of a different independent registered public accounting firm for fiscal year 2018. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of Moss Adams are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

Background Regarding Change in Certifying Accountant

During 2015, the Company determined that certain previously issued financial statements would need to be restated due to certain errors.

On December 16, 2015, the Company disclosed in a Current Report on Form 8-K (as amended on December 21, 2016), that BDO USA, LLP (“BDO”) would serve as the Company’s independent registered public accounting firm with respect to the audit of the Company’s financial statements for its 2012 through 2014 fiscal years, but that BDO had resigned as the Company’s independent registered public accounting firm for its 2015 fiscal year. The Company promptly engaged in a process to select an independent registered public accounting firm for its 2015 fiscal year. As a result of that process, the Company’s management concluded that, among other considerations, appointing a single accounting firm to audit all outstanding fiscal years would be more efficient than using two firms and would present a greater likelihood of completing the restatement and bringing the Company current in its SEC-reporting status more promptly.

Based on the foregoing, the Company’s management recommended to the Company’s Board and the Audit Committee that, effective March 24, 2016, the Company dismiss BDO as its independent registered public accounting firm with respect to the audit of the Company’s financial statements for its 2012 through 2014 fiscal years and appoint Hein (now Moss Adams) as its new independent registered public accounting firm for all relevant periods. The full Board and the Audit Committee each approved that change. The Company’s Board, Audit Committee and management believed that this approach would be in the best interest of the Company and its shareholders, and would be the most effective way to complete the audit of the Company’s 2015 financial statements, as well as those subject to the restatement.

During the Company’s two most recent fiscal years and the subsequent interim period, neither the Company nor anyone on its behalf consulted with either Hein or Moss Adams with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written or oral advice of Hein or Moss Adams was provided to the Company that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions related thereto), or any “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the Company’s two fiscal years, and the subsequent interim period, prior to the date of BDO’s dismissal, there were no disagreements between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements. BDO’s audit reports on the Company’s consolidated financial statements for the years ended December 31, 2013 and 2014, when previously filed, did not contain any adverse opinion or disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope, or accounting principles. However, as stated in the Company’s Current Reports on Form 8-K, filed on May 6, 2015, October 26, 2015 and January 26, 2016, the Company’s 2012, 2013 and 2014 financial statements, including the previously filed auditor’s reports on the Company’s 2012, 2013 and 2014 financial statements, and the auditor’s reports on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, 2013 and 2014, should no longer be relied upon in light of the subsequent restatement.

As discussed in our Current Report on Form 8-K (as amended), filed on December 16, 2015, prior to the Company’s dismissal of BDO, the Company and BDO discussed certain material weaknesses in the Company’s internal control over financial reporting relating to revenue recognition, inventory costing, and warranty reserves. We have taken, and continue to take, meaningful steps to enhance our internal controls over financial reporting in connection with these material weaknesses and to strengthen our financial reporting and accounting functions. We believe the remediation measures that we are undertaking, which in some cases have already been implemented, have improved, and will continue to improve, the effectiveness of our internal control over financial reporting. However, we have not completed all of the corrective processes and procedures and continue to have material weaknesses, as described in “Part II—Item 9A. Controls and Procedures” in the 2017 Form 10-K.

Other issues discussed between the Company and BDO included those relating to the supporting documentation for manual journal entries (including potential internal control implications), a proposed change in accounting methodology for certain construction contracts from the “completed contract” method to the “percentage-of-completion” method, the recognition of revenue on projects that were completed at or after related warranty matters were identified, amounts of warranty accruals and the potential accounting impact of warranties that meet the definition of “extended warranties,” recording of expected losses on ongoing construction contracts, and the timing of accrued severance benefits to certain employees. In addition, the Company and BDO concluded a need existed to perform a goodwill impairment review as a result of the anticipated restatement adjustments to the financial statements and a need to strengthen the Company’s internal audit function. With respect to the internal audit function, the Company and BDO discussed evaluating the competency and objectivity of the internal audit function and its ability to effectively perform its duties (such examination of the internal audit function, collectively with the matters described in the prior paragraph, and the first and second sentences of this paragraph, are referred to herein as the “Matters”). Members of the Company’s management and the Audit Committee discussed the Matters with BDO. However, at the time of BDO’s dismissal, BDO had not completed its evaluation of the Matters, including the magnitude of any internal control deficiencies associated with manual journal entries or the internal audit function. Except for the Matters, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the SEC, during the Company’s fiscal years ended December 31, 2013 or 2014 or in any subsequent interim period. The Company authorized BDO to respond fully to the inquiries of the successor accounting firm concerning the subject matter of the reportable event stated above.

The Company provided BDO with a copy of the information required by Item 304(a) of Regulation S-K, which was also filed with the SEC in Current Reports on Form 8-K, filed on December 16, 2015 (as amended on December 21, 2015) and March 30, 2016 (as amended on April 4, 2016), respectively. The Company requested that BDO review such disclosures and provide a letter addressed to the SEC. Each such report was subsequently amended to attach as an exhibit the letter from BDO to the SEC.

Pursuant to conversations with BDO, prior to its dismissal, with Hein prior to its combination with Moss Adams, and with Moss Adams, the Company is not aware of any financial interest, direct or indirect, held, in any capacity, by BDO (prior to its dismissal), by Hein (prior to its combination with Moss Adams) or by Moss Adams in the Company or its subsidiaries.

Audit and Non-Audit Fees

Hein was retained as our independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2017. Hein combined with Moss Adams on November 16, 2017, at which time the Audit Committee engaged Moss Adams to audit our financial statements for the 2017 fiscal year.

The following table sets forth the estimated or actual fees paid or accrued by us for professional accounting fees and services rendered for the year ended December 31, 2017 from our principal accounting firm Moss Adams as well as our former principal accounting firm Hein; and to Hein for professional accounting fees and services rendered for the year ended December 31, 2016.

	December 31,
	2017			2016
($ in thousands)	Moss Adams	Hein	Totals	Hein
Audit Fees(1)	$567	$102	$669	$1,188
Audit-Related Fees	—	—	—	—
Tax Fees	—	—	—	—
Total	$567	$102	$669	$1,188

(1)                                 Audit fees are fees that were charged for the audit of our annual financial statements included in our annual report on Form 10-K and review of unaudited financial statements included in our quarterly reports on Form 10-Q; for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; and all costs and expenses in connection with the above.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services included in the table above were pre-approved by the Audit Committee.

When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting. All fees paid to our independent registered public accounting firm during the periods covered by the 2017 Form 10-K and through the Record Date were in accordance with this pre-approval policy.

Required Vote

Stockholders may cast their vote “for,” “against” or “abstain” from voting on this proposal. Ratification of the appointment of Moss Adams as our independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of a majority of votes cast, meaning the number of shares voted “for” the ratification of the appointment of Moss Adams must exceed the number of shares voted “against” the proposal. Abstentions are not considered votes cast and will have no effect on the vote for this proposal. In addition, brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of the Record Date. Executive officers are appointed by, and hold office at the discretion of, our Board of Directors, subject to the terms of any employment agreements. The background of Mr. Pagliara is described above.

Name	Position
Tracy D. Pagliara	President and Chief Executive Officer
Timothy M. Howsman	Chief Financial Officer
Charles E. Wheelock	Vice President, Administration, General Counsel and Corporate Secretary

Timothy M. Howsman, 57, has served as our Chief Financial Officer since July 31, 2018. He was appointed interim Chief Financial Officer on May 29, 2018, having previously served as our Chief Accounting Officer since December 11, 2017, in which role he did not serve as an executive officer. Prior to his retirement from the Company in March 2017 and subsequent rehiring, Mr. Howsman served as the Company’s Chief Financial Officer, Products from April 2015 through March 2017 and concurrently served as principal financial officer from November 2015 through March 2017. Mr. Howsman previously served as the Company’s Corporate Controller from August 2014 through March 2015. Prior to joining the Company, Mr. Howsman served as the Vice President, Controller of Blue Lynx Media, LLC, the accounting shared service center for Tribune Publishing, from April 2011 through July 2014. Prior to joining Blue Lynx Media, Mr. Howsman held positions of increasing responsibility in the accounting department of Dresser, Inc., an international manufacturing company providing highly engineered products primarily to the energy sector, from April 2006 to January 2011. During his tenure at Dresser, his roles included serving as the Assistant Corporate Controller and Director, Accounting Center. Mr. Howsman began his career working for one of the former Big Eight public accounting firms, after which he worked in various industries and held positions of increasing responsibility in both accounting and finance as well as operations. In addition, in accordance with customary practice, Mr. Howsman and other officers of the Company have served as officers of the Company’s various subsidiaries, although not acting in an executive role for the relevant subsidiary. As previously disclosed, such subsidiaries included Koontz-Wagner Custom Controls Holdings LLC, which filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code in July 2018 and ceased operations at such time.

Charles E. Wheelock, 49, has served as our Vice President, Administration, General Counsel and Corporate Secretary since July 2017. He joined the Company in September 2011 as Associate General Counsel and thereafter assumed roles of increasing responsibility, including Vice President, Deputy General Counsel and Chief Compliance Officer. He led the human resources, recruiting and labor relations groups in our Atlanta, Georgia office prior to his current appointment. Prior to joining the Company, Mr. Wheelock spent 10 years at General Electric Company, serving in a variety of roles in its Energy Services and Power Generation businesses. Mr. Wheelock is a member of the State Bar of Georgia.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a summary of the compensation arrangements and decisions with respect to our named executive officers during 2017, including the individuals listed in the table below (who are referred to as our “current named executive officers,” although not all of the individuals listed in the table below served in such roles as of the Record Date):

Name	Position
Craig E. Holmes	Co-President and Co-Chief Executive Officer(1)
Tracy D. Pagliara	Co-President and Co-Chief Executive Officer(1)
Erin Gonzalez	Chief Financial Officer and Principal Financial and Accounting Officer(2)
Charles E. Wheelock	Vice President Administration, General Counsel and Corporate Secretary

(1)                                 On April 13, 2018, Mr. Holmes resigned from his positions as Co-President and Co-CEO, and Mr. Pagliara was appointed President and Chief Executive Officer.

(2)                                 On May 29, 2018, Ms. Gonzalez resigned from her position as Chief Financial Officer, and Timothy M. Howsman was appointed interim Chief Financial Officer. Mr. Howsman previously retired in March 2017 and was rehired as Chief Accounting Officer on December 11, 2017, but did not serve as an executive officer in such role. He was appointed our Chief Financial Officer on July 31, 2018.

Our named executive officers for 2017 also included three executives whose employment as named executive officers terminated during 2017: Terence J. Cryan, former President and Chief Executive Officer; Mark F. Jolly, former Chief Accounting Officer; and Timothy M. Howsman, former Chief Financial Officer, Products, who currently serves as our Chief Financial Officer.

Section 1: Executive Summary

Compensation Objectives for 2017

The overriding objective of our compensation program in 2017 was to attract and retain a quality management team capable of re-establishing a solid foundation for our business through process discipline, operating rigor and accountability, while continuing to provide our customers with high quality services.

Our Compensation Policies and Practices

•                  Stock Ownership Guidelines.  Our stock ownership guidelines require the officers of the Company to hold a minimum level of the Company’s shares of Common Stock: for the Chief Executive Officer position, the lesser of three times his or her base salary or 75,000 shares, and for the other named executive officers, the lesser of two times his or her base salary or 40,000 shares. These guidelines are designed so that each executive has personal wealth tied to the long-term success of the Company and is therefore aligned with stockholder interests.

•                  No Hedging or Pledging of Company Stock.  Our insider trading policy prohibits our employees, officers and directors from engaging in hedging transactions involving Company stock or holding Company stock in a margin account. Additionally, our employees, officers and directors may only pledge securities with the consent of the Company. No named executive officer or director has pledged securities.

•                  Claw Back Policy.  We maintain a “claw back” policy, under which our Board has the ability to require our executive officers to forfeit or repay short-term incentive (“STI”) awards and other performance-based compensation if:

•                  The payment, grant or vesting of the compensation was based upon financial results that were subsequently restated;

•                  The Board determines, in its sole discretion, that the officer engaged in fraud or misconduct that caused or contributed to the need for the restatement;

•                  The officer received more compensation than he or she would have received if the financial results had been properly reported; and

•                  The Board determines, in its sole discretion, that forfeiture or repayment of all or a portion of the officer’s performance-based compensation is in the best interest of the Company and its stockholders.

•                  No Excise Tax Gross Ups.  We do not provide excise tax gross ups for severance benefits received in connection with a change in control of the Company.

•                  Double Trigger Vesting.  Our 2015 Equity Incentive Plan provides for “double trigger” vesting of equity awards assumed in a change in control transaction, so that the awards will not automatically vest on a change in control. Instead, the awards assumed in a transaction will continue to vest on their regularly-scheduled vesting date or, if earlier, upon a termination without cause or resignation for good reason within two years after a change in control.

•                  No Supplemental Executive Retirement Plan. We do not maintain a supplemental executive retirement plan or any other type of defined benefit retirement plan.

•                  Consideration of “Say-on-Pay” Vote.  At the 2015 Annual Meeting, stockholders showed support for our executive compensation program by approving the compensation of our named executive officers by a vote of approximately 93% of the shares represented by person or by proxy at the 2015 Annual Meeting. The Compensation Committee views the support of our stockholders as an endorsement of our compensation program and objectives. We did not hold a stockholders’ meeting in 2016 or 2017.

Section 2: Elements of Total Direct Compensation

A brief summary of our total direct compensation—consisting of base salary, STI opportunities and long-term incentive (“LTI”) opportunities—for our named executive officers is set forth below.

Annual Base Salaries

The Compensation Committee intends to provide our named executive officers with competitive base salaries that are commensurate with their job responsibilities, experience and performance. In July 2017, the Compensation Committee approved merit increases of 2.5% for Ms. Gonzalez and 1.5% for Mr. Wheelock.

In connection with their appointment as Co-CEOs, effective July 26, 2017, Mr. Pagliara’s base salary was increased from $392,135 to $450,000 and Mr. Holmes’ base salary was increased from $404,875 to $450,000. In connection with her promotion to Chief Financial Officer, effective August 2, 2017, Ms. Gonzalez’s base salary was increased from $220,759 to $275,000. In connection with his promotion to Vice President, Administration, General Counsel and Corporate Secretary, effective August 9, 2017, Mr. Wheelock’s base salary was increased from $256,000 to $260,000. In connection with his initial appointment as Vice President, Finance in October 2016, Mr. Jolly received an annual base salary of $260,000. In connection with his appointment as Chief Accounting Officer on December 11, 2017, Mr. Howsman received an annual base salary of $260,000.

For more information about the 2017 base salaries for each of our named executive officers, please refer to the “Salary” column of and the related footnotes in “2017 Summary Compensation Table” below.

Short-Term Incentive Compensation

The STI plan is designed to motivate our named executive officers to achieve each year’s business plan objectives and individual performance goals.

As part of its management performance evaluation in March 2017, the Compensation Committee reviewed the threshold, target and maximum award opportunities under the STI plan for each of the current named executive officers, which were expressed as a percentage of base salary. During the annual review process, the Compensation Committee did not adjust the target STI opportunity for the then-current named executive officers because the levels were competitively positioned at that time, which were 80% of annual salary for Mr. Cryan, 65% of annual salary for Mr. Pagliara and 65% of annual salary for Mr. Holmes.

In connection with their appointment as Co-CEOs, effective July 26, 2017, Mr. Pagliara’s target STI opportunity was increased to 75% of annual salary and Mr. Holmes’ target STI opportunity was increased to 75% of annual salary. In connection with her promotion to Chief Financial Officer, effective August 2, 2017, Ms. Gonzalez’s target STI opportunity was set at 50% of her annual salary. In connection with his promotion to Vice President, Administration, General Counsel and Corporate Secretary, effective August 9, 2017, Mr. Wheelock’s target STI opportunity was set at 50% of his annual salary. In connection with his initial appointment as Vice President, Finance in October 2016, Mr. Jolly’s target STI opportunity was established at 40% of his annual base salary. In connection with his appointment as Chief Accounting Officer, on December 11, 2017, Mr. Howsman’s target STI opportunity was established at 40% of his annual base salary.

Performance Objectives

The performance objectives for the 2017 STI opportunity for each current named executive officer were allocated 70% to adjusted EBITDA objectives at the corporate and business unit levels and 30% to key performance initiatives (“KPIs”) as follows:

EBITDA Performance Goal Weighting
Mechanical*	Braden Europe	Electrical	Williams	Consolidated	KPI Weighting	Total
5%	6%	8%	16%	35%	30%	100%

* Excludes Braden Europe

Adjusted EBITDA Objectives

Adjusted EBITDA was defined by reference to the Company’s revolving credit facility (as amended from time to time, the “Revolving Credit Facility”), which generally defined adjusted EBITDA as net income (i) plus: income and franchise taxes; interest expense; amortization, depreciation and other non-cash items, including any non-cash write-downs or non-cash write-offs, including fixed asset impairments or write-downs, intangible asset impairments and deferred tax asset write-offs; extraordinary losses (excluding extraordinary losses from asset dispositions, severance and discontinued operations, unless approved by the administrative agent under the Revolving Credit Facility); non-cash stock compensation expense; expenses paid in cash attributable to the restatement; and expenses attributable to the Revolving Credit Facility, and (ii) less: interest income, federal, state, local and foreign income tax benefits, write-ups, re-evaluations and non-cash gains resulting from the marking or re-evaluation of any asset and any extraordinary gains. However, at the time the performance goals were established, the Compensation Committee authorized the add back of severance, restructuring and divestiture charges that were not included in the Board-approved budget for fiscal 2017 (and not otherwise added back under the Revolving Credit Facility definition) in calculating adjusted EBITDA for purposes of the STI plan. The Compensation Committee believes that adjusted EBITDA is the appropriate financial metric because it: (i) excludes non-cash expense impact of purchase price accounting arising from acquisitions and thus is more consistent with our long-term strategic plan; (ii) maintains focus on profitability of the entire Company; and (iii) is an investor preferred metric.

The 2017 adjusted EBITDA targets and actual performance results for purposes of the STI plan were as follows.

	EBITDA Goals (in thousands)
Achievement Level	Mechanical*	Braden Europe	Electrical	Williams	Consolidated	Weighted Average Payout %
Threshold (35% weighted average payout opportunity)	$3,678	$3,945	$5,986	$11,955	$12,503
Target (70% weighted average payout opportunity)	$4,597	$4,931	$7,482	$14,944	$15,628
Maximum (170% weighted average payout opportunity)	$9,194	$9,862	$14,964	$29,887	$31,257
Actual results	$(3,670)	$4,142	$(18,334)	$1,186	$(27,371)
Weighted average payout %	—	3.96%	—	—	—	3.96%

* Excludes Braden Europe

Key Performance Initiatives

The Compensation Committee based a meaningful portion (i.e., 30%) of the STI opportunity for the current named executive officers on its assessment of KPIs, to provide the flexibility to recognize, differentiate and reward the achievement of strategic business goals. The 2017 KPIs for the current named executive officers were as follows:

Goal Category	Description	Weight
Corporate	Maintain corporate compliance — no new 2017 reportable accounting, legal or human resources compliance failures resulting in penalties or regulatory findings	20%
	Complete bank refinancing	20%
	Achieve Corporate overhead budget	20%
	Remediation of 75% of control deficiencies surfaced during restatement	20%
Employee Engagement/Safety	Develop and implement enhanced and improved employee development strategy, including recruiting, onboarding, performance management process, succession planning and high potential employee development	10%
	Safety record — no higher than a 0.76% recordable rate in 2017	10%

The Compensation Committee determined that the current named executive officers achieved each of the KPIs listed above, other than remediation of 75% of control deficiencies surfaced during restatement, and the safety target, which resulted in a 70% achievement level for the KPIs, or a weighted average payout of 21% of the participant’s target STI opportunity.

Payouts of STI Awards

Each current named executive officer was entitled to a payout under the 2017 STI program equal to 24.96% of his target STI opportunity, which reflected a weighted average achievement level of 3.96% for the adjusted EBITDA measures and 21% for the KPIs. Pursuant to the terms of their employment agreements, Mr. Holmes, Mr. Pagliara and Ms. Gonzalez were entitled to a 100% payout under the STI program, provided that they remained continuously employed by the Company past April 15, 2018, although they each voluntarily agreed to defer 75.04% of that payout, generally until September 2018 (with each of Mr. Holmes and Ms. Gonzalez receiving his or her amount in installments through that date, and Mr. Pagliara’s is expected to be paid during the fourth quarter of 2018). Mr. Cryan and Mr. Jolly were also entitled to a prorated payout under the STI program, based on actual performance during the entire fiscal year. Pursuant to his separation agreement, Mr. Cryan was entitled to a pro-rata 2017 STI payment based on actual 2017 EBITDA financial performance plus 30% of his STI target for presumptive achievement of the 2017 corporate KPIs, for a total achievement of 33.96%.

Long-Term Incentive Compensation

As part of its annual management performance evaluation, the Compensation Committee reviewed the LTI award levels for 2017 in March 2017 for our then-current named executive officers (which was prior to later promotions in 2017 for certain executive officers). When considering appropriate award levels, the Compensation Committee considered its assessment of each executive’s general performance during the year, as well as his or her relative roles and responsibilities and potential within the Company, our burn rate, the potential dilution that will occur to our stockholders and the median levels of market surveys. Based on this information, the Compensation Committee granted the LTI target opportunities set forth below.

Named Executive Officer	LTI Target Opportunity (as a % of base salary)
Craig E. Holmes	85%
Tracy D. Pagliara	75%
Erin Gonzalez	30%
Charles E. Wheelock	30%
Terence J. Cryan	125%

On March 31, 2017, the Compensation Committee approved a new 2017 LTI plan design, which was intended to enhance retention incentives and drive sustained stock price appreciation. Each current named executive officer’s award opportunity under the 2017 LTI plan consisted of two components of roughly equal value:

•                  Performance-based restricted share units (“RSUs”), which vest based on the extent (if any) to which we achieve a percentile ranking between the 25th percentile (for a 25% payout) and 75th percentile (for a 150% payout) among companies in a comparator group for total stockholder return (“TSR”) during the period commencing April 17, 2017 and ending March 31, 2019 (with payout capped at target if our TSR is negative). If our TSR percentile ranking as of March 31, 2018 is at or above the 25th percentile, then the payout shall not be less than threshold. In addition, the award will vest at no less than target if the Company achieves a trading price per share equal to $6.00 for any period of 30 consecutive trading days during the three-year period ending on March 31, 2020.

•                  Time-based awards, consisting of time-based RSUs and, solely for Ms. Gonzalez and Mr. Wheelock, time-based cash incentives, which generally vest on March 31, 2019.

Section 3: Compensation Consultant and Peer Group

Compensation Consultant

In 2017, the Compensation Committee retained Meridian and Longnecker to serve as its independent consultants to assist in developing and reviewing our executive compensation program. Meridian and Longnecker report directly to the Compensation Committee and serve at the sole discretion of the Compensation Committee. They do not perform any other services for us. The Compensation Committee has assessed the independence of Meridian and Longnecker pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the consulting firm from independently advising the Compensation Committee.

We believe that each element of our compensation program should remain competitive in order to retain, and, if necessary, attract, experienced, high caliber executives. To achieve this objective, Meridian was asked to review competitive compensation data, compare current compensation levels to the market and assist in establishing compensation levels. The market data was derived from several sources, including the companies in a compensation peer group established by the Compensation Committee, with the advice of Meridian, and selected compensation surveys.

Compensation Peer Group

Our compensation peer group consists of companies that primarily operate in the capital goods and energy industry and represent the market in which we compete for executive talent and leadership. Based on these factors, and upon the advice and recommendation of Meridian, the Compensation Committee used the following peer group for purposes of reviewing the compensation program for our named executive officers in 2017:

Compensation Peer Group

Astec Industries, Inc.	Dycom Industries, Inc.
Aegion Corporation	Graham Corporation
AZZ, Inc.	Matrix Service Company
BWX Technologies, Inc.	MYR Group Inc.
CECO Environmental Corp.	Powell Industries, Inc.
Chicago Bridge & Iron Company N.V.	Team, Inc.
Donaldson Company, Inc.	Willbros Group, Inc.

Section 4: Employment Arrangements

Employment Agreements

Craig E. Holmes and Tracy D. Pagliara were appointed as Co-Presidents and Co-CEOs of the Company on July 26, 2017, and Erin Gonzalez was appointed as the Company’s Chief Financial Officer on August 2, 2017. Capitalized terms used below that are not otherwise defined herein are defined in the relevant agreement.

On September 11, 2017, in connection with such appointments, the Company entered into employment agreements with each of Mr. Holmes, Mr. Pagliara and Ms. Gonzalez. The employment agreements entered into with Messrs. Pagliara and Holmes (the “Co-CEO Agreements”) contain identical terms. The Co-CEO Agreements provide for an annual base salary for each Co-CEO of $450,000, effective retroactively to July 26, 2017, and a STI bonus opportunity with a target of 75% of annual base salary. The employment agreement entered into with Ms. Gonzalez (the “CFO Agreement” and, together with the Co-CEO Agreements, the “Agreements”) provides for an annual base salary of $275,000, effective retroactively to August 2, 2017, a STI bonus opportunity with a target of 50% of annual base salary, and a Project Bonus of $40,000 in the event the Company makes certain filings with the SEC by predetermined dates. The Agreements also provided that if the executive remained continuously employed by the Company through April 15, 2018, the amount of his or her STI bonus for the 2017 fiscal year shall be not less than the target STI for that fiscal year.

Each of the Agreements entitles the applicable executive to certain severance benefits if the Company terminates the executive’s employment other than for Disability or Cause, or if the executive terminates his or her employment for Good Reason (a “Qualified Termination”). In such event, subject to the executive signing and not revoking a release of claims in favor of the Company, the Company would pay the executive, among other things, continued annual base salary for the 18-month period, in the case of Messrs. Pagliara and Holmes, or 12-month period, in the case of Ms. Gonzalez, following the date of termination, subsidized health insurance premiums for 12 months, and, if the Qualified Termination occurred prior to April 15, 2018, the target STI for the 2017 fiscal year. If the Qualified Termination occurred not more than 90 days before or two years after a Change in Control of the Company, then the Company would pay or cause to be paid to the executive the following additional benefits: (i) if the Qualified Termination occurred during 2018, the target STI for the 2018 fiscal year, and (ii) the terminated executive’s then-outstanding equity incentive awards would become vested in full (without pro-ration), with any specified performance objectives deemed to be satisfied at the “target” level. The Company would pay lower amounts of severance benefits if the executive’s employment is terminated due to death or Disability.

The Agreements contain standard ownership of works, confidentiality, non-compete, non-solicitation and non-disparagement covenants.

In connection with Mr. Holmes’ resignation on April 13, 2018 and Ms. Gonzalez’s resignation on May 29, 2018, each entered into a Separation Agreement with the Company, which are described in more detail below under “Estimated Payments Upon Termination or Related to a Change in Control—Separation Agreements.”

On June 20, 2018, in connection with Mr. Pagliara’s appointment as President and Chief Executive Officer of the Company on April 13, 2018, Mr. Pagliara entered into a new employment agreement with the Company (the “Pagliara Employment Agreement”), which replaced the Co-CEO Agreement that was previously in place. The Pagliara Employment Agreement provides for an initial term of one year with automatic one-year renewals unless earlier terminated pursuant to the provisions of the Pagliara Employment Agreement or written notice of non-renewal is delivered by either party at least 90 days prior to the expiration of the then-current term. As of June 20, 2018, Mr. Pagliara’s annual base salary was $500,000 and his STI bonus opportunity target was 80% of his annual base salary. The Pagliara Employment Agreement also provides that Mr. Pagliara’s annual incentive bonus for the 2018 fiscal year shall not be less than his target STI and that he may earn more than his target STI based on the extent to which the Company achieves certain performance goals. Mr. Pagliara is additionally eligible to participate in the Company’s LTI program, with a target LTI of 125% of his annual base salary.

The Pagliara Employment Agreement entitles Mr. Pagliara to certain severance benefits in the event of a Qualified Termination (including by reason of the Company not renewing the term). In such event, subject to Mr. Pagliara signing and not revoking a release of claims in favor of the Company, the Company would pay him, among other things, continued annual base salary for an 18-month period, subsidized health insurance premiums for 12 months, STI earned for the prior year, if not paid, and, if terminated on or after April 1, a pro-rated STI based on actual results. If the Qualified Termination occurred on or prior to December 31, 2019, or within 90 days before or two years after a Change in Control of the Company, then the Company would pay or cause to be paid to Mr. Pagliara the following additional benefits: (i) his target STI for the fiscal year in which the termination occurs (without pro-ration), and (ii) his then-outstanding equity incentive awards would become vested in full (without pro-ration), with any specified performance objectives deemed to be satisfied at the “target” level. The Company would pay lower amounts of severance benefits if Mr. Pagliara’s employment were terminated due to death or Disability. The Company has also agreed to reimburse Mr. Pagliara for certain reasonable travel and other out-of-pocket expenses, including certain costs associated with his relocation from Dallas, Texas to the Company’s headquarters office in Tucker, Georgia.

On July 31, 2018, in connection with Mr. Howsman’s appointment as Chief Financial Officer, Mr. Howsman entered into an employment agreement with the Company (the “Howsman Employment Agreement”). The Howsman Employment Agreement provides for an initial term of one year with automatic one-year renewals unless earlier terminated pursuant to the provisions of the Howsman Employment Agreement or written notice of non-renewal is delivered by either party at least 90 days prior to the expiration of the then-current term. As of July 31, 2018, Mr. Howsman’s annual base salary was $300,000 and his STI bonus opportunity target as 65% of his annual base salary. The Howsman Employment Agreement also provides that Mr. Howsman’s annual incentive bonus for the 2018 fiscal year shall not be less than his target STI and that he may earn more than his target STI based on the extent to which the Company achieves certain performance goals. Mr. Howsman additionally received a grant of RSUs in respect of 85,000 shares of the Company’s Common Stock, 50% of which were subject to time-based vesting conditions and 50% of which were subject to performance-based vesting conditions.

The Howsman Employment Agreement entitles Mr. Howsman to certain severance benefits in the event of a Qualified Termination (including by reason of the Company not renewing the term). In such event, subject to Mr. Howsman signing and not revoking a release of claims in favor of the Company, the Company would pay him, among other things, continued annual base salary for a 12-month period, subsidized health insurance premiums for 12 months, STI earned for the prior year, if not paid, and, if terminated on or after April 1, a pro-rated STI based on actual results. If the Qualified Termination occurred on or prior to December 31, 2019, or within 90 days before or two years after a Change in Control of the Company, then the Company would pay or cause to be paid to Mr. Howsman the following additional benefits: (i) his target STI for the fiscal year in which the termination occurs (without pro-ration), and (ii) his then-outstanding equity incentive awards would become vested in full (without pro-ration), with any specified performance objectives deemed to be satisfied at the “target” level. The Company would pay lower amounts of severance benefits if Mr. Howsman’s employment were terminated due to death or Disability. The Company has also agreed to reimburse Mr. Howsman for certain reasonable travel and other out-of-pocket expenses, including certain costs associated with his relocation to the Company’s headquarters office in Tucker, Georgia.

Offer Letters

In connection with his appointment as Vice President, Administration, General Counsel and Corporate Secretary, effective August 2, 2017, Mr. Wheelock received an annual base salary of $260,000 and a STI bonus opportunity with a target of 50% of annual base salary. Mr. Wheelock was also entitled to severance equal to 12 months of annual base salary.

In connection with his initial appointment as Vice President, Finance in October 2016, Mr. Jolly entered into an offer letter with the Company, dated November 8, 2016. Under the terms of the offer letter, Mr. Jolly was appointed Vice President, Finance with the expectation that he would be appointed Chief Accounting Officer and Principal Accounting Officer following the Company’s filing of its Annual Report on Form 10-K for the year ending December 31, 2015 containing restated historical financial information. The offer letter further provided that Mr. Jolly would receive an annual base salary of $260,000 and a target STI opportunity of 40% of annual base salary. Mr. Jolly received a 2016 LTI award of 19,000 performance-based RSUs and time-based RSUs with a delivered value of $43,750. Mr. Jolly was also granted a one-time payment of (a) $20,000 on the first payroll date after he joined the Company; and (b) an additional 2,500 performance-based RSUs and 2,500 time-based RSUs.

In order to encourage Mr. Howsman’s full attention and dedication to the Company in his role as interim principal financial officer prior to his March 2017 retirement, he received the following retention incentives in March 2016: (i) a retention bonus opportunity equal to $125,000, provided that he remained continuously employed with the Company and its affiliates until the date the Company completed and made an initial filing of its restated financials for required periods prior to 2015 and the original filing of its 2015 financials, or, if earlier, March 31, 2017, which was in lieu of any incentive opportunity under the 2016 STI program; (ii) a discretionary bonus of $150,000 that was paid in March 2016, subject to repayment if he voluntarily resigned from the Company and its affiliates, or if the Company terminated his employment for “cause,” in either case prior to the vesting date of the retention bonus; (iii) reimbursement of up to $3,700 for relocation costs and of up to $3,000 per month for temporary living expenses through March 31, 2017 (or, if earlier, through the date of termination of employment); and (iv) the opportunity to accrue vacation time in excess of the maximum limits imposed under the Company’s vacation policy. After being re-hired as an employee and in connection with his appointment as Chief Accounting Officer, on December 11, 2017, Mr. Howsman entered into an offer letter with the Company. The offer letter provided that Mr. Howsman would receive an annual base salary of $260,000 and a target STI opportunity of 40% of annual base salary. Mr. Howsman also received a cash retention incentive equal to 40% of annual base salary if certain goals were achieved. Finally, Mr. Howsman was entitled to severance equal to 6 months of base salary and a housing allowance of up to $2,200 per month. This terms of the offer letter were subsequently replaced by the terms of the Howsman Employment Agreement, as described above.

Executive Severance Plan

In 2017, Mr. Wheelock participated in the Executive Severance Plan (“ESP”), which entitled him to severance benefits in the event of an involuntary termination of employment other than for “cause” or a termination by the executive for “good reason.” The severance benefits equal: (i) salary continuation of one year, (ii) payment of the STI earned for the fiscal year preceding the date of termination to the extent not previously paid and (iii) if the date of termination occurs at least three full calendar months after the beginning of the Company’s fiscal year, a pro-rated STI for the year of termination based on actual performance results for the entire year. In exchange for the severance benefits, Mr. Wheelock must sign a release of claims against us. The ESP is designed to standardize the severance protections provided to our executive officers and reduce the need for individual employment agreements for executives other than the Chief Executive Officer going forward.

Section 5: Additional Compensation Matters

Retirement and Welfare Benefits

We make available to each of our named executive officers certain benefits that are generally available to all salaried employees, including medical, dental, vision, life, accidental death and dismemberment, travel accident and short- and long-term disability insurance. All of our named executive officers are entitled to participate in our 401(k) plan and its flexible spending benefit plan and are entitled to four weeks of paid vacation each year. These benefits are made available so that we can provide competitive compensation to our salaried employees and our named executive officers.

Stock Ownership Guidelines

In 2011, the Compensation Committee approved stock ownership guidelines for our executive officers in order to further align the interests of our executive officers with the interests of our other stockholders. Under the guidelines, each named executive officer is expected to accumulate the lesser of the fixed and variable number of shares as follows:

Position	Fixed Number of Shares	Variable Number of Shares
Chief Executive Officer	75,000	3x Base Salary
Other Named Executive Officers	40,000	2x Base Salary

The target date for any named executive officers to meet these stock ownership guidelines is five years from the date of his or her appointment or hire date. For purposes of these guidelines, the named executive officer will be deemed to “own” shares of our Common Stock that are beneficially owned by such person, including shares underlying equity awards that will pay out within 60 days of the applicable measuring date. The Compensation Committee will periodically review and adjust, if appropriate, the fixed number of shares based on stock price, adjustments to compensation, evolving market practices and such other factors as it deems appropriate.

Risk Assessment

We believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on us. Although a significant portion of our executive compensation program traditionally has been performance-based, we have focused on aligning our compensation policies with the long-term interests of our stockholders and avoiding rewards that could create excessive or inappropriate risks to the Company.

Section 162(m) of the Tax Code

Section 162(m) of the Code (“Section 162(m)”) provides that we generally may not deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain named executive officers. Certain “performance-based compensation” paid pursuant to stockholder approved plans is not subject to the deduction limit. In making compensation decisions in 2017 and prior years, the Compensation Committee often sought to structure certain equity awards with the intention that they would be exempt from the $1 million deduction limit as “performance-based compensation.” However, the committee never adopted a policy that would have required all compensation to be deductible, because the committee wanted to preserve the ability to pay compensation to our executives in appropriate circumstances, even if such compensation would not be deductible under Section 162(m).

The Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which was enacted on December 22, 2017, includes a number of significant changes to Section 162(m), including the repeal of the performance-based compensation exemption and the expansion of the definition of named executive officers who are subject to the deduction limit (for example, by including the chief financial officer and certain former named executive officers as covered employees). As a result of these changes, except as otherwise provided in the transition relief provisions of the Tax Act, compensation paid to any of our named executive officers generally will not be deductible in 2018 or future years, to the extent that it exceeds $1 million.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

David A. B. Brown (Chair)*

Charles Macaluso*

Robert B. Mills*

* Effective April 15, 2018, Mr. Brown became the Chair of the Compensation Committee and Mr. Macaluso and Mr. Mills became members of the Compensation Committee. At the time of filing of the 2017 Form 10-K, the Compensation Committee was comprised of Linda Goodspeed (Chair), David A. B. Brown and Gary J. Taylor. The 2017 Form 10-K states that each of the foregoing reviewed and discussed the Compensation Discussion and Analysis included in the 2017 Form 10-K with the Company’s management, and based on that review and discussion, the Compensation Committee (as then comprised) recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2017 Form 10-K.

2017 SUMMARY COMPENSATION TABLE

The following table presents information regarding the compensation earned by our named executive officers in each of 2017 and 2016, as applicable.

Name and Principal Position(5)	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Craig E. Holmes	2017	412,198	—	336,320	337,500	12,564	1,098,582
Co-President and Co-Chief Executive Officer	2016	404,875	—	484,858	123,608	9,822	1,023,163
Tracy D. Pagliara	2017	404,947	—	287,416	337,500	11,928	1,041,791
Co-President and Co-Chief Executive Officer	2016	392,135	—	445,093	119,719	13,098	970,045
Erin Gonzalez	2017	229,620	25,000	31,571	137,500	6,115	429,806
Chief Financial Officer and Principal Financial and Accounting Officer
Charles E. Wheelock	2017	221,673	—	35,282	32,448	9,000	298,403
Vice President, Administration, General Counsel & Corporate Secretary
Terence J. Cryan	2017	384,739	—	842,748	105,780	1,106,572	2,439,839
Former President and Chief Executive Officer	2016	689,876	—	1,377,032	259,223	17,605	2,343,736
Timothy M. Howsman	2017	107,085	125,000	—	3,894	147,809	383,788
Former Chief Financial Officer, Products	2016	281,875	150,000	79,582	—	39,132	550,589
Mark F. Jolly	2017	147,000	—	—	15,077	260,800	422,877
Former Chief Accounting Officer and Principal Accounting Officer

(1)                                 This column reflects signing or retention bonuses paid to our named executive officers for the applicable year.

(2)                                 This column does not reflect the value of stock awards that were earned by the named executive officers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair value of time-based RSUs and performance-based RSUs granted to our named executive officers in the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the performance-based RSUs was based on the probable outcome of the applicable performance conditions as of the date of grant. The grant date fair value of the performance-based RSUs for 2017, assuming that the highest level of performance would be achieved, was as follows: for Mr. Holmes, $252,240; for Mr. Pagliara, $215,559; for Ms. Gonzales, $23,673; for Mr. Wheelock, $26,458; and for Mr. Cryan, $632,061. For more detail on the separate grants of time-based RSUs and performance-based RSUs, please refer to the Grants of Plan-Based Awards table below in “2017 Grants of Plan-Based Awards.” For a discussion of the assumptions we made in valuing the time-based RSUs and performance-based RSUs, please refer to “Note 3—Summary of Significant Accounting Policies—Stock-Based Compensation Expense” to the consolidated financial statements included in the 2017 Form 10-K.

(3)                                 This column reflects amounts earned by our named executive officers under our STI plan for the applicable year. The terms of the plan are described more fully in above in “Executive Compensation—Compensation Discussion and Analysis—Section 2: Elements of Total Direct Compensation—Short-Term Incentive Compensation.” The 2016 STI amount payable to Messrs. Holmes and Pagliara was settled 50% in cash and 50% in fully vested shares. Messrs. Holmes and Pagliara and Ms. Gonzalez each agreed to defer 75.04% of their 2017 STI payment, generally until September 2018 (with each of Mr. Holmes and Ms. Gonzalez receiving his or her amounts in installments through that date, and Mr. Pagliara’s is expected to be paid during the fourth quarter of 2018).

(4)                                 The amounts in the All Other Compensation column consist of the following compensation items for 2017: for Mr. Holmes, 401(k) matching contribution of $11,844 and cell phone reimbursement of $720; for Mr. Pagliara, 401(k) matching contributions of $9,653 and tax preparation fees of $2,275; for Ms. Gonzalez, 401(k) matching contributions of $6,115; for Mr. Wheelock, 401(k) matching contributions of $9,000; for Mr. Cryan, 401(k) matching contributions of $12,000, reimbursement for airline tickets, ground transportation and parking for trips to New York City of $9,767, attorney fees of $7,500, moving expenses of $25,000, subsidized COBRA premiums of $17,490 and severance payments of $1,034,815; for Mr. Howsman, 401(k) matching contributions of $2,168, cell phone reimbursement of $180, living expense reimbursements of $4,523 and consulting payments of $140,938; and for Mr. Jolly, 401(k) matching contributions of $800 and severance payments of $260,000.

(5)                                 Titles indicated in the table are those held by each named executive officer as of December 31, 2017, while serving as a named executive officer. During the year ended December 31, 2017 and through the Record Date, we experienced a number of changes in our management, including our named executive officers. Effective March 16, 2017, Mr. Howsman retired from his position as Chief Financial Officer, Products, and Mr. Holmes was appointed Chief Financial Officer and principal financial officer. Effective July 26, 2017, Mr. Cryan resigned from his positions as President, Chief Executive Officer and director. Upon his resignation, Mr. Holmes and Mr. Pagliara were appointed Co-Presidents, Co-CEOs and directors, and Mr. Wheelock was appointed Vice President, Administration, General Counsel and Corporate Secretary. Mr. Jolly ceased to be employed as Chief Accounting Officer effective August 1, 2017. Effective August 2, 2017, Ms. Gonzalez was appointed Chief Financial Officer and principal financial and accounting officer. Effective April 13, 2018, Mr. Holmes resigned from his positions as Co-President and Co-CEO, and Mr. Pagliara was appointed President and Chief Executive Officer. Effective May 29, 2018, Ms. Gonzalez resigned from her roles as Chief Financial Officer and principal financial and accounting officer, and Mr. Howsman was appointed interim Chief Financial Officer and principal financial and accounting officer. Mr. Howsman had been serving as the Company’s Chief Accounting Officer since December 11, 2017, in which position he was not an executive officer. Mr. Howsman was subsequently appointed Chief Financial Officer on July 31, 2018.

2017 GRANTS OF PLAN-BASED AWARDS

The following table presents information related to STI and equity awards granted to our named executive officers in 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Time-Based RSUs (#)
Craig E. Holmes
Short-Term Incentive Plan	N/A	101,250	337,500	675,000
Long-Term Incentive(2)	4/17/2017							39,107	168,160
Long-Term Incentive(3)	4/17/2017				977	39,107	58,661		168,160
Tracy D. Pagliara
Short-Term Incentive Plan	N/A	101,250	337,500	675,000
Long-Term Incentive(2)	4/17/2017							33,421	143,710
Long-Term Incentive(3)	4/17/2017				8,355	33,420	50,130		143,706
Erin Gonzalez
Short-Term Incentive Plan	N/A	41,250	137,500	275,000
Long-Term Incentive(2)	4/17/2017							3,671	15,785
Long-Term Incentive(3)	4/17/2017				918	3,671	5,507		15,785
Charles E. Wheelock
Short-Term Incentive Plan	N/A	39,000	130,000	260,000
Long-Term Incentive(2)	4/17/2017							4,103	17,643
Long-Term Incentive(3)	4/17/2017				1,026	4,102	6,153		17,639
Terence J. Cryan
Short-Term Incentive Plan	N/A	92,337	307,791	615,582
Long-Term Incentive(2)	4/17/2017							97,994	421,374
Long-Term Incentive(3)	4/17/2017				24,499	97,994	146,991		421,374
Timothy M. Howsman
Short-Term Incentive Plan	N/A	12,850	42,834	85,668
Long-Term Incentive(2)	4/17/2017							—	—
Long-Term Incentive(3)	4/17/2017				—	—	—		—
Mark F. Jolly
Short-Term Incentive Plan	N/A	31,200	104,000	208,000
Long-Term Incentive(2)	4/17/2017							—	—
Long-Term Incentive(3)	4/17/2017				—	—	—		—

(1)                                 These columns show the dollar value of the potential payout to each named executive officer for 2017 under our STI plan at threshold, target and maximum levels. Amounts actually earned during 2018 for 2017 performance under the STI plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above in “2017 Summary Compensation Table.”

(2)                                 These rows show the number of time-based RSUs granted to each named executive officer in 2017. The time-based RSUs granted under the LTI plan generally vest on March 31, 2019 for the current named executive officers.

(3)                                 These rows show the number of units that could be paid to each named executive officer under our performance-based RSUs granted in 2017. The performance-based RSUs vest based on the extent (if any) to which we achieve a percentile ranking between the 25th percentile (for a 25% payout) and 75th percentile (for a 150% payout) among companies in a comparator group TSR during the period commencing April 17, 2017 and ending March 31, 2019 (with payout capped at target if our TSR is negative). If our TSR percentile ranking as of March 31, 2018 is at or above the 25th percentile, then the payout shall not be less than threshold. In addition, the award will vest at no less than target if the Company achieves a trading price per share equal to $6.00 for any period of 30 consecutive trading days during the three-year period ending on March 31, 2020.

(4)                                 These amounts reflect the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions we made in valuing the stock awards, please refer to “Note 3—Summary of Significant Accounting Policies—Stock-Based Compensation Expense” to the consolidated financial statements included in the 2017 Form 10-K.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information regarding unvested equity awards held by each of our named executive officers as of December 31, 2017.

	Stock Awards
Name	Number of Shares or Units That Have Not Vested(1)(2) (#)	Market Value of Shares or Units That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested(3) ($)
Craig E. Holmes	100,434	398,723	124,107	492,705
Tracy D. Pagliara	68,433	271,679	106,420	422,487
Erin Gonzalez	11,156	44,289	19,671	78,094
Charles E. Wheelock	12,457	49,454	22,102	87,745

(1)                                 This column reflects the sum of unvested time-based RSUs held by each named executive officer as of December 31, 2017.

(2)                                 The following table shows the vesting schedules for the unvested time-based RSUs outstanding as of December 31, 2017.

Name	March 31, 2018	March 31, 2019
Craig E. Holmes	61,327	39,107
Tracy D. Pagliara	35,012	33,421
Erin Gonzalez	7,485	3,671
Charles E. Wheelock	8,354	4,103

(3)                                 The market value is based on the closing market price of our Common Stock on the last trading day of 2017 ($3.97).

(4)                                 This column reflects the unvested 2016 and 2017 performance-based RSUs held by each named executive officer as of December 31, 2017.  The 2016 awards generally vest in two equal installments on March 30, 2017 and March 30, 2018, provided that the applicable performance goal has been satisfied by each such date (and, if not, through the date the applicable performance goal is subsequently achieved, which must occur within five years after the date of grant). The applicable performance goal for the 2016 awards will be satisfied if the Company achieves a per share price greater than or equal to $5.50 for any period of 30 consecutive trading days during the five-year period ending on the fifth anniversary of the date of grant. The 2017 awards vest based on the extent to which we achieve a percentile ranking between the 25th percentile (for a 25% payout) and 75th percentile (for a 150% payout) among companies in a comparator group for TSR during the period commencing April 17, 2017 and ending March 31, 2019 (with payout capped at target if our TSR is negative). If our TSR percentile ranking as of March 31, 2018 is at or above the 25th percentile, then the payout of the 2017 awards shall not be less than threshold. In addition, the 2017 award will vest at no less than target if the Company achieves a trading price per share equal to $6.00 for any period of 30 consecutive trading days during the three-year period ending on March 31, 2020.

2017 STOCK VESTED

The following table sets forth certain information concerning the vesting of equity awards held by our named executive officers during 2017.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Craig E. Holmes	49,729	199,385
Tracy D. Pagliara	61,450	181,947
Erin Gonzalez	2,555	9,863
Charles E. Wheelock	4,667	17,378
Terence J. Cryan	201,830	669,765
Timothy M. Howsman	11,525	51,286
Mark F. Jolly	9,294	30,113

(1)                                 Based on the closing price of the Common Stock on the applicable vesting date.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 about the Company’s equity compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	379,168	—	218,622
Equity compensation plans not approved by security holders(3)	437,543	—	—
Total	816,711	—	218,622

(1)                                 Consists of outstanding stock options, time-based RSUs and performance-based RSUs granted at target under the 2011 Equity Incentive Plan and 2015 Equity Incentive Plan at December 31, 2017, including 122,000 unexercised options for Mr. Cryan.

(2)                                 Represents the number of available shares under the 2015 Equity Incentive Plan as of December 31, 2017. No additional shares may be granted under the 2011 Equity Incentive Plan.

(3)                                 Represents the number of grants made prior to December 31, 2017 in the form of time-based RSUs and performance-based RSUs outside of the 2015 Equity Incentive Plan.

PENSION BENEFITS

We do not sponsor or maintain any pension plans for our named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION

We have not adopted any non-qualified deferred contribution plans or other deferred compensation plans.

ESTIMATED PAYMENTS UPON TERMINATION

OR RELATED TO A CHANGE IN CONTROL

The table below reflects the amount of incremental compensation to which each current named executive officer would have been entitled as a consequence of certain terminations or in connection with a change in control. A change in control generally means any of the following: (i) the acquisition of 50% or more of the Company’s then outstanding Common Stock or outstanding voting securities; (ii) a change in the membership of our Board, so that the current incumbents and their approved successors no longer constitute a majority; (iii) consummation of a merger, reorganization or consolidation, or the sale or other disposition of all or substantially all of the Company’s assets, unless the owners of our Common Stock or voting securities own more than 50% of the resulting corporation, no person owns 50% or more of the Common Stock or voting securities of the resulting corporation (except to the extent owned prior to the transaction), and at least a majority of the board of directors of the resulting corporation are members of our incumbent Board of Directors; or (iv) stockholder approval of the complete liquidation or dissolution of the Company. The Agreements provided that, for the avoidance of doubt, a change in control shall be deemed to include any disposition of two or more of the Company’s business segments and the completion of any related corporate restructuring or transition identified by the Board. The amounts shown in the table below assume that such termination or change in control was effective as of December 31, 2017 and that the price of our Common Stock upon which certain of the calculations are made was the closing price of $3.97 per share on the last trading day of 2017. The actual amounts to be paid out upon termination of employment or a change in control can only be determined at the time of the event. None of the payments set forth below would be grossed up for taxes. The estimated payments upon termination and change in control are as follows:

Event(1)	Craig E. Holmes(7)	Tracy D. Pagliara	Erin Gonzalez(8)	Charles E. Wheelock
Disability(2)
Annual Bonus	$337,500	$337,500	$137,500	$130,000
Disability Benefit	$225,000	$225,000	$137,500	—
Accelerated Vesting of Restricted Share Units(6)	$429,955	$298,874	$65,937	$73,813
Total:	$992,455	$861,374	$340,937	$203,813
Death(3)
Annual Bonus	$337,500	$337,500	$137,500	$130,000
Accelerated Vesting of Restricted Share Units(6)	$429,955	$298,874	$65,937	$73,813
Total:	$767,455	$636,374	$203,437	$203,813
Termination Without Cause(4)
Salary Continuation	$675,000	$675,000	$275,000	$260,000
Annual Bonus	$337,500	$337,500	$137,500	$130,000
Subsidized Employer COBRA Costs	$16,420	$11,539	$16,420	—
Accelerated Vesting of Restricted Share Units(6)	$429,955	$298,874	$65,937	$73,813
Total:	$1,458,875	$1,322,913	$494,857	$463,813
Termination for Good Reason(4)
Salary Continuation	$675,000	$675,000	$275,000	$260,000
Annual Bonus	$337,500	$337,500	$137,500	$130,000
Subsidized Employer COBRA Costs	$16,420	$11,539	$16,420	—
Accelerated Vesting of Restricted Share Units(6)	$429,955	$298,874	$65,937	$73,813
Total:	$1,458,875	$1,322,913	$494,857	$463,813
Change in Control (No Termination)(5)
Accelerated Vesting of Restricted Share Units(6)	—	—	—	—
Total:	—	—	—	—
Termination Following a Change in Control
Salary Continuation	$675,000	$675,000	$275,000	$260,000
Annual Bonus	$337,500	$337,500	$137,500	$130,000
Subsidized Employer COBRA Costs	$16,420	$11,539	$16,420	—
Accelerated Vesting of Restricted Share Units(6)	$891,428	$694,166	$154,691	$173,301
Total:	$1,920,348	$1,718,205	$583,611	$563,301

(1)                                 No named executive officer would have been entitled to any severance payments if we terminated him/her for cause or he/she terminated his/her employment with us without good reason on December 31, 2017.

(2)                                 If terminated due to disability on December 31, 2017:

•                  Each applicable named executive officer would have been entitled to receive a pro-rated STI based on actual performance for the year of termination. The amount of the pro-rated STI shown in the table assumes a December 31, 2017 termination and, therefore, is equal to 100% of the 2017 STI that would have been payable had the executive remained employed through the STI payment date in 2018.

•                  Mr. Pagliara, Mr. Holmes and Ms. Gonzalez would have been entitled to receive 100% of his or her base salary for six months, which is comprised of the 60% salary continuation benefit provided under the Company-sponsored short-term disability insurance program and the 40% supplemental disability benefit provided under his or her employment agreement.

•                  See below for the treatment of RSUs.

(3)                                 Upon termination of employment by reason of death on December 31, 2017, a current named executive officer’s personal representative would have been entitled to the same pro-rated STI to which the named executive officer would have been entitled upon termination by reason of disability (if any), other than the salary continuation. See below for the treatment of RSUs.

(4)                                 Upon termination of the current named executive officer by us without cause or termination by the executive for good reason (if applicable), in either case on December 31, 2017:

•                  Mr. Holmes and Mr. Pagliara would have been entitled to 18 months’ of salary continuation, a 2017 STI payout at target and full COBRA premiums for 12 months.

•                  Ms. Gonzalez would have been entitled to 12 months’ of salary continuation, a 2017 STI payout at target and full COBRA premiums for 12 months.

•                  Mr. Wheelock would have been entitled to receive: (i) salary continuation of one year, and (ii) a pro-rated STI based on actual performance for the year of termination.

•                  See below for the treatment of RSUs.

(5)                                 See below for the treatment of RSUs upon a change in control on December 31, 2017.

(6)                                 Performance-based RSUs for 2016 and 2017 grants assumed at target. Includes cash-based LTI for Ms. Gonzalez and Mr. Wheelock.

(7)                                 On April 13, 2018, Mr. Holmes resigned from his positions as Co-President and Co-CEO, and Mr. Pagliara was appointed President and Chief Executive Officer. In connection with his resignation, Mr. Holmes entered into a Separation Agreement, which is described in more detail below under the heading “—Separation Agreements.”

(8)                                 On May 29, 2018, Ms. Gonzalez resigned from her roles as Chief Financial Officer and principal financial and accounting officer of the Company. In connection with her resignation, Ms. Gonzalez entered into a Separation Agreement, which is described in more detail below under the heading “—Separation Agreements.”

Treatment of RSUs

We have granted RSU awards to our executive officers pursuant to our 2011 Equity Incentive Plan and our 2015 Equity Incentive Plan. The termination provisions of the award agreements are described below.

•                  The RSU agreements for awards granted pursuant to the 2011 and 2015 Equity Incentive Plans provide that:

•                  Upon a termination by the Company without “cause” (as defined in the award agreement), by the executive officer for “good reason” (as defined in the award agreement) or due to the executive officer’s death or “disability” (as defined in the award agreement), each executive officer shall be entitled to pro-rated vesting of RSUs.

•                  For awards granted under the 2015 Equity Incentive Plan, upon the consummation of a “change of control” (as defined in that equity plan):

•                  To the extent outstanding awards are assumed, converted or replaced by the resulting entity: (i) any performance-based outstanding awards shall be converted by the resulting entity as if “target” performance had been achieved as of the date of the change in control and shall continue to vest during the remaining performance period or other period of required service; and (ii) all other awards shall continue to vest during the applicable vesting period, if any. If a participant incurs a termination other than for cause, death or disability or for good reason during the two-year period commencing on the date of the change in control, then upon such termination (A) all outstanding awards that may be exercised shall become fully exercisable and shall remain exercisable for the full duration of their term, (B) all restrictions with respect to outstanding awards shall lapse, with any performance objectives deemed to be satisfied at the “target” level, and (C) all outstanding awards shall become fully vested.

•                  To the extent outstanding awards are not assumed, converted or replaced by the resulting entity: (i) all outstanding awards that may be exercised shall become fully exercisable and shall remain exercisable for the full duration of their term; (ii) all restrictions with respect to outstanding awards shall lapse, with any performance objectives with respect to outstanding awards deemed to be satisfied at the “target” level; and (iii) all outstanding awards shall become fully vested.

•                  Certain retention awards of RSUs provide for full vesting of the award upon a termination by the Company without “cause” (as defined in the award agreement), by the executive officer for “good reason” (as defined in the award agreement), due to the executive officer’s death or “disability” (as defined in the award agreement) or upon a “change in control” (as defined in our 2015 Equity Incentive Plan).

Separation Agreements

In connection with his resignation as Chief Executive Officer, Mr. Cryan entered into a separation agreement with the Company, under which he resigned from all positions at the Company effective July 26, 2017. Under the terms of the separation agreement, the Company agreed to pay to Mr. Cryan salary continuation for 18 months and a pro-rated 2017 STI based on actual Company performance, subsidized COBRA premiums, up to $7,500 in attorney fees and moving expenses. All of his unvested RSUs vested as provided in the relevant award agreements, subject, in certain instances, to pro-ration, and in one instance, an adjustment to the pro-ration formula to provide for the vesting of an additional 84,173 RSUs.

In connection with his resignation as Chief Accounting Officer, Mr. Jolly entered into a separation agreement with the Company, under which he resigned from all positions at the Company effective August 1, 2017. Under the terms of the separation agreement, the Company agreed to pay to Mr. Jolly salary continuation for 12 months, a 2016 STI based on actual Company performance and a pro-rated 2017 STI based on actual Company performance. All of his unvested RSUs vested as provided in the relevant award agreements.

The following table summarizes the severance benefits received by each of Messrs. Cryan and Jolly:

Description of Payment/Benefit	Terence Cryan	Mark Jolly
Salary Continuation	$1,034,815	$260,000
2016 STI	$259,223	$4,015
2017 STI	$105,780	$15,077
Time-based RSUs Vesting(1)	$204,627	$20,201
Performance-based RSUs Pending Vesting(1)	$395,659	$9,911
Performance-based RSUs Pending Vesting(1)(2)	$43,272	—
Attorney Fees	$7,500	—
Moving Expenses	$25,000	—
Subsidized Employer COBRA Costs	$17,490	—
Total	$2,093,366	$309,205

(1)                                 The pro-rated performance-based RSUs for 2017 remain unvested throughout the performance period, which ends on March 31, 2020. The actual amount earned will not be known until after the end of the applicable performance period.

(2)                                 Valued at the closing stock price of $3.15 as of July 26, 2017 for Mr. Cryan, and $3.24 as of August 1, 2017 for Mr. Jolly.

On March 15, 2017, Mr. Howsman retired from the Company. In connection with his retirement, the Company and Mr. Howsman entered into a retirement and consulting agreement (the “Retirement Agreement”). Pursuant to the terms of the Retirement Agreement, Mr. Howsman agreed to serve as a consultant to the Company and the Company agreed to pay Mr. Howsman $140,937.50 for his first six months of consulting services. The Retirement Agreement also included a standard non-disparagement covenant as well as a release of claims. On December 11, 2017, Mr. Howsman was rehired as Chief Accounting Officer, in which role he did not serve as an executive officer. On May 29, 2018, in connection with the resignation of Ms. Gonzalez, he was appointed interim Chief Financial Officer and principal accounting and financial officer, and on July 31, 2018, he was appointed as the Company’s Chief Financial Officer. In connection with his appointment as Chief Financial Officer, Mr. Howsman entered into the Howsman Employment Agreement, which is described above under “Executive Compensation—Compensation Discussion and Analysis—Section 4. Employment Arrangements.”

Mr. Holmes, formerly one of our two principal executive officers, resigned from his positions with the Company and entered into a Separation Agreement, effective April 13, 2018 (the “Holmes Separation Agreement”). Under the terms of the Holmes Separation Agreement, the Company agreed to pay Mr. Holmes an amount equal to 18 months of continued base salary, as well as his “target” STI for the 2017 fiscal year, paid in monthly installments through September 30, 2018, or earlier upon a change in control, and his “target” STI for the 2018 fiscal year, paid on the earlier of December 14, 2018 or a change in control. Mr. Holmes will also receive subsidized premiums for continued health insurance for one year and full vesting of his outstanding equity awards, with any performance objectives deemed satisfied at the “target” level. The Holmes Separation Agreement requires him to reaffirm his non-compete and non-solicitation covenants and includes a standard non-disparagement covenant as well as a release of claims.

In addition, Ms. Gonzalez, formerly our Chief Financial Officer and principal accounting and financial officer, resigned from her positions with the Company and entered into a Separation Agreement, effective May 29, 2018 (the “Gonzalez Separation Agreement”). Under the terms of the Gonzalez Separation Agreement, the Company agreed to pay to Ms. Gonzalez:

(1) 12 months of continued base salary; (2) $103,180, representing 75.04% of her target STI for the 2017 fiscal year (the payment of which Ms. Gonzalez previously elected to defer), payable in equal monthly installments beginning June 30, 2018 through September 30, 2018; (3) $137,500, representing her target STI for the 2018 fiscal year, payable on the earlier of December 14, 2018 or the date of a change in control of the Company; and (4) subsidized medical coverage for 12 months. Ms. Gonzalez agreed to provide consulting services to the Company for 30 days in order to facilitate the transition of her duties for no additional consideration. All of her unvested RSUs vested in full. The Gonzalez Separation Agreement includes a standard non-disparagement covenant, as well as a release of claims, and requires Ms. Gonzalez to reaffirm the restrictive covenants in the CFO Agreement.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

At the 2011 Annual Meeting, our stockholders recommended that our Board hold say-on-pay votes on an annual basis. As a result, we are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Stockholders have the opportunity to vote on the frequency of future votes on named executive officer compensation at this Annual Meeting, as described below under “Proposal No. 4 — Advisory Vote to Approve the Frequency of the Advisory Vote on Executive Compensation.”

In connection with this proposal, the Board encourages stockholders to review, in detail, the description of the compensation program for our named executive officers that is set forth in the “Compensation Discussion and Analysis” beginning on page 18, as well as the information contained in the compensation tables and narrative discussion in this proxy statement.

In addition, the Board encourages stockholders to consider our equity grant practices over the past several years, as outlined below.

Equity Grant Practices

Our 2015 Equity Incentive Plan (the “2015 plan”) was approved by stockholders on May 8, 2015. Because of our delayed periodic report filings, we have not held an annual meeting of our stockholders since 2015.

Since our last annual meeting, the Compensation Committee and the Board have been focused on a number of key changes in executive management, along with retaining our core executive team and attracting new executive talent. The management changes occurred during a period of disappointing financial results and a financial restatement process. During this challenging transition period, it was critically important to focus our employees on operating the business and executing strategic initiatives that were designed to improve our financial results on both a short-term and long-term basis.

Therefore, in order to maintain stability and attract and retain executive talent during this transition period, and to align the interests of our management team with our stockholders’ interests, the Compensation Committee approved a number of equity awards to existing employees and to induce new employees, including named executive officers, to join our team, which eventually depleted our share reserve under the 2015 plan. As a result, after depleting the share reserve under the 2015 plan, we granted additional equity awards to employees, including named executive officers, and directors covering approximately 1.5 million shares, outside of the 2015 plan.

Of the 1.5 million additional grants, the 2016 time-based RSUs and the 2017 time-based and performance-based RSUs were scheduled to be settled in cash unless either (i) stockholders approved an increase in the share reserve or (ii) the Compensation Committee otherwise authorized the settlement of those awards in shares. We have not received stockholder approval of an increase in the share reserve of the 2015 plan, and we are not asking stockholders to approve an increase in the share reserve.

We eventually settled the 2016 time-based RSUs in shares using forfeited shares under the 2015 plan. As the 2017 RSUs began to vest (i.e., accelerated vesting due to terminations), the Compensation Committee authorized the settlement of those awards with a combination of forfeited shares under the 2015 plan and approximately 30,114 shares outside of the 2015 plan on a “one-off” basis outside the 2015 plan rather than settle the awards in cash. As of the Record Date, approximately 187,387 shares remain outstanding under the 2017 RSU grants, which will be settled in cash unless the Compensation Committee otherwise authorizes the settlement of those awards in shares outside of the 2015 plan.

As of the Record Date, awards covering approximately 1,085,631 shares remain outstanding and will be settled in shares outside of the 2015 plan. These awards represent the 2018 equity grants to employees, including named executive officers, and to current non-employee directors.

Results of Prior Say-on-Pay Vote

Because we did not hold an annual meeting in either 2016 or 2017, our most recent say-on-pay vote was held at the 2015 Annual Meeting, at which time approximately 93% of our stockholders who cast votes approved the compensation of our named executive officers.

Advisory Resolution

The Board of Directors recommends that stockholders approve the compensation of the Company’s executive officers as described in this proxy statement by approving the following advisory resolution:

“RESOLVED, that the stockholders of Williams Industrial Services Group Inc. (the “Company”) approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure and related material, set forth in the Company’s definitive proxy statement for the 2018 Annual Meeting of Stockholders.”

Required Vote

Stockholders may cast their vote “for,” “against” or “abstain” from voting on this proposal. The advisory vote regarding the compensation of the named executive officers described in this Proposal 3 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal, meaning the number of shares voted “for” this proposal must exceed the number of shares voted “against” it. Abstentions and broker non-votes are not considered votes cast and will therefore have no effect on the vote for this proposal.

Because this vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and will take into account the outcome of the vote when and as it deems appropriate when making determinations regarding executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our stockholders are able to indicate how frequently we should seek the advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 included in this proxy statement (also known as “say-when-on-pay”). This advisory, non-binding vote, which is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, must be solicited from our stockholders at least once every six years; however, the Company has not held an annual stockholders’ meeting since the 2015 Annual Meeting. Accordingly, the last say-when-on-pay vote was held at the 2011 annual meeting of stockholders, during which stockholders voted for an annual frequency of the advisory vote on named executive officer compensation, which choice was approved by the Board.

By voting on this proposal, stockholders may indicate whether they would prefer that we hold future advisory votes on the compensation of our named executive officers every year, every two years or every three years. Stockholders may also abstain from voting.

The Board believes that an annual frequency continues to be the appropriate frequency for the say-on-pay vote because it allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

Advisory Resolution

We are asking our stockholders to indicate whether they would prefer that we conduct future advisory votes on the compensation of our named executive officers annually, every two years or every three years by voting on the following advisory resolution at the Annual Meeting:

“RESOLVED, that the option of every year, every two years or every three years that receives the highest number of votes cast for this resolution will be considered the stockholders’ recommendation of the frequency with which Williams Industrial Services Group Inc. is to hold a stockholder advisory vote on the compensation of its named executive officers.”

Required Vote

Stockholders may cast their vote on their preferred voting frequency by choosing the option of “one year,” “two years,” or “three years,” or “abstain” from voting. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes are not considered votes cast and will therefore have no effect on such vote.

Because this vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee. However, our Board of Directors, including the Compensation Committee, values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory vote on the compensation of our named executive officers as it deems appropriate.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF ONE YEAR AS THE FREQUENCY TO HOLD AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as indicated otherwise, the following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of our Common Stock by holders of greater than 5% of our Common Stock that have filed ownership reports with the SEC, each of our current directors, each of our named executive officers named in the Summary Compensation Table, and all of our current directors and named executive officers as a group. Except as otherwise indicated, addresses are c/o Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares (#)	Percentage of Class (%)(1)
Greater than 5% Holders:
Nelson Obus(2)	3,222,537	17.4%
Emancipation Management LLC(3)	2,216,426	12.0%
Tontine Asset Associates, LLC(4)	2,145,882	11.6%
Franklin Advisory Services, LLC(5)	1,275,000	6.9%
Wax Asset Management, LLC(6)	1,152,265	6.2%

Directors and Named Executive Officers:
Charles Macaluso(7)	104,136	*
David A. B. Brown(7)	56,459	*
Robert B. Mills(7)	63,662	*
Nelson Obus(2)(7)	3,222,537	17.4%
Tracy D. Pagliara(8)	157,471	*
Timothy M. Howsman(8)(12)	21,051	*
Charles E. Wheelock(8)	13,664	*
Craig E. Holmes(9)(11)	218,799	1.2%
Erin Gonzalez(9)(12)	27,326	*
Terence J. Cryan(9)	245,240	1.3%
Mark F. Jolly(9)	6,836	*
Directors and Named Executive Officers as a Group (7 persons)(10)	3,638,980	19.5%

* Less than 1%.

(1)                                 As reported by such persons as of the Record Date and including, in the case of our named executive officers, RSUs that vest within 60 days of the Record Date, which are treated for purposes of this table on an as-converted basis. Percentages are based on 18,514,231 shares of our Common Stock outstanding as of the Record Date, except as indicated otherwise and except where the person has the right to acquire shares within 60 days of the Record Date, which increases the number of shares beneficially owned by such person and the number of shares outstanding for determining that person’s percentage of ownership. We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder. We have omitted percentages of less than 1% from the table.

(2)                                 Of the shares listed, 3,167,718 were reported on a Schedule 13D/A filed with the SEC on August 23, 2017, with respect to holdings as of August 17, 2017. They include: (i) 963,454 shares of Common Stock (the “Partner Shares”) held by Wynnefield Partners Small Cap Value, L.P., of which WCM is the sole general partner and has the sole power to direct the voting and disposition of these shares and, as a result, may be deemed to beneficially hold the Partner Shares; (ii) 1,573,953 shares of Common Stock (the “Partner I Shares”) held by Wynnefield Partners Small Cap Value, L.P. I, of which WCM is the sole general partner and has the sole power to direct the voting and disposition of these shares and, as a result, may be deemed to beneficially hold the Partner I Shares; (iii) 530,306 shares of Common Stock (the “Offshore Shares”) held by Wynnefield Small Cap Value Offshore Fund, Ltd., of which Wynnefield Capital is the sole investment manager and has the sole power to direct the voting and disposition of these shares and, as a result, may be deemed to beneficially hold the Offshore Shares; and (iv) 100,005 shares of Common Stock (the “Plan Shares”) held by Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (the “Plan”), an employee profit sharing plan. Mr. Nelson Obus and Mr. Joshua Landes are the co-managing members of WCM and, in such role, share the power to direct the voting and disposition of the shares of Common Stock WCM may be deemed to beneficially hold and, as a result, may be deemed to beneficially hold the Partner Shares and the Partner I Shares. Mr. Obus and Mr. Landes are executive officers of Wynnefield Capital and, in such role, share the power to direct the voting and disposition of the Offshore Shares and, as a result, may be deemed to beneficially hold the Offshore Shares. Mr. Obus and Mr. Landes are co-trustees of the Plan and in such role, share the power to direct the voting and disposition of the Plan Shares and, as a result, may be deemed to beneficially hold the Plan Shares. The principal business address of the reporting persons is 450 Seventh Avenue, Suite 509, New York, NY 10123.

In addition to the shares disclosed above, Mr. Obus’ holdings include 54,819 restricted shares awarded for his service as a director of the Company.

(3)                                 The shares listed were reported on a Schedule 13G/A filed with the SEC on February 12, 2018, with respect to shares of Common Stock held by accounts managed by Circle N Advisors, LLC (“Circle N”), as of December 31, 2017. The report was filed by (1) Emancipation Management LLC (“EM”), which owns Circle N, (2) Circle N and (3) Mr. Charles Frumberg, the managing member of EM. Each of EM, Circle N and Mr. Frumberg holds shared dispositive power and no voting power of such shares. The principal business address of EM and Mr. Frumberg is 825 Third Avenue, New York, NY 10022. The principal business address of Circle N is 200 Westgate Business Center Dr., Fishkill, NY 12524.

(4)                                 The shares listed were reported on a Schedule 13G/A filed with the SEC on February 9, 2018, with respect to shares of Common Stock held directly by Tontine Capital Overseas Master Fund II, L.P. (“TCOM II”), as of December 31, 2017. The report was filed by (1) Tontine Asset Associates, LLC (“TAA”), which serves as general partner of TCOM II, and (2) Mr. Jeffrey L. Gendell, the managing member of TAA. Each of TAA and Mr. Gendell holds shared voting and dispositive power of such shares and may be deemed to beneficially hold such shares. The principal business address of the reporting persons is 1 Sound Shore Drive, Suite 304, Greenwich, CT 06830.

(5)                                 The shares listed were reported on a Schedule 13G filed with the SEC on February 5, 2018, with respect to holdings of shares of Common Stock as of December 31, 2017. The holdings reported were beneficially owned by investment management clients of Franklin Advisory Services, LLC (“FAS”), which is an indirect, wholly owned subsidiary of Franklin Resources, Inc. (“FRI”). FRI treats FAS as having sole investment discretion or voting authority when an investment management contract delegates such power to FAS over the investment advisory accounts subject to such agreements. Pursuant to such treatment, FAS holds sole dispositive and voting power of 1,275,000 shares. The principal business address of FAS is 55 Challenger Road, Suite 501, Ridgefield Park, NJ 07660.

(6)                                 The shares listed were reported on a Schedule 13G filed with the SEC on February 12, 2018, with respect to shares of Common Stock held by investment advisory clients of Wax Asset Management, LLC (“Wax Asset”) as of December 31, 2017. Wax Asset holds shared voting power of 1,152,265 shares and sole dispositive power of 1,152,265 shares. The principal business address of Wax Management is 44 Cherry Lane, Madison, CT 06443.

(7)                                 No non-employee director had the right to obtain beneficial ownership of additional shares within 60 days of the Record Date. Shares held by non-employee directors include all restricted shares awarded, including the following unvested restricted shares with various vesting dates: for Mr. Macaluso, 53,054; for Mr. Brown, 46,423; for Mr. Mills, 50,024; and for Mr. Obus, 45,603.

(8)                                 No named executive officer serving in such role as of the Record Date had the right to obtain beneficial ownership of additional shares within 60 days of the Record Date.

(9)                                 The shares reported are based on the Company’s records as of the termination date of such individual’s employment and do not take into account any transactions that may have occurred after such date.

(10)                          Represents beneficial ownership of our Common Stock held by our current directors and executive officers as a group as of the Record Date, including any RSUs exercisable within 60 days of the Record Date. Omits former executive officers that are no longer employed by the Company and former directors that no longer serve on the Company’s Board of Directors.

(11)                          Mr. Holmes resigned from his positions as Co-President and Co-CEO on April 13, 2018.

(12)                          Ms. Gonzalez resigned from her position as Chief Financial Officer effective May 29, 2018. Upon Ms. Gonzalez’s resignation, Mr. Howsman was appointed interim Chief Financial Officer and principal financial and accounting officer. He was appointed Chief Financial Officer on July 31, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own beneficially more than 10% percent of our outstanding Common Stock file reports of ownership and changes in ownership and furnish us with copies of all Section 16(a) reports so filed. To our knowledge, based solely on a review of these reports filed with the SEC and certain written representations furnished to us, we believe that our executive officers and directors complied with all applicable Section 16(a) filing requirements during 2017, except that Forms 4 for Mr. Cryan on June 2, 2017, Messrs. Holmes and Pagliara on October 16, 2017 and Mr. Wheelock on April 3, 2018, were inadvertently filed late to report the forfeiture of shares in satisfaction of applicable withholding taxes in connection with the vesting of previously-reported time-based RSUs, and the grant of performance-based RSUs to Mr. Pagliara in August 2016 was reported in a Form 4 filed on June 22, 2018.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee regularly reviews.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of our Company. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing our accounting and financial reporting processes and the audits of our consolidated financial statements and reviewing our internal control over financial reporting and the independence, qualifications and performance of the independent registered public accounting firm engaged by the Company.

The Audit Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control. Our independent registered public accounting firm, Moss Adams, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles (“GAAP”).

As more fully discussed above under the caption “Proposal No. 2—Ratification of Independent Registered Public Accounting Firm,” effective March 24, 2016, after recommendation by the Company’s management and approval by the Audit Committee and the full Board of Directors, the Company dismissed BDO as its independent registered public accounting firm with respect to the audit of the Company’s financial statements for its 2012 through 2014 fiscal years, and appointed Hein as its new independent registered public accounting firm for all relevant periods. Accordingly, Hein was engaged to re-audit the Company’s financial statements for the fiscal years ended December 31, 2013 and 2014 and to audit the Company’s subsequent financial statements, beginning for the year ended December 31, 2015 and continuing through periods covered by the 2017 Form 10-K. Effective November 16, 2017, Hein combined with Moss Adams. As a result of that transaction, on November 16, 2017, Hein resigned as the independent registered public accounting firm for the Company and, concurrently, the Audit Committee approved the engagement of Moss Adams as the new independent registered public accounting firm for the Company. The Audit Committee has approved the engagement of Moss Adams to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2018. The Board of Directors is asking stockholders to ratify this appointment.

During 2017, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. The Audit Committee held six meetings in 2017. Specifically, the Audit Committee, among other actions:

•                  reviewed and discussed our audited consolidated financial statements for the years ended December 31, 2016 and 2017 (the “2016 Financial Statements” and the “2017 Financial Statements”, respectively, and, collectively, the “Financial Statements”) and the effectiveness of our internal control over financial reporting, as well as interim reporting periods ended April 2, 2017, July 2, 2017 and October 1, 2017 with management and Moss Adams or Hein, as applicable;

•                  discussed with management and Moss Adams or Hein, as applicable, all the matters required by Auditing Standards No. 1301, which include, among other items, matters related to the conduct of the audit of the consolidated financial statements; and

•                  received from Moss Adams or Hein, as applicable, the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence (which relates to the auditor’s independence from our Company and its related entities), and has discussed with each, as applicable, the independence of Moss Adams and Hein.

The Audit Committee has relied on management’s representation that the Financial Statements have been prepared in conformity with GAAP and on the opinion of Hein (with respect to the 2016 Financial Statements) and Moss Adams (with respect to the 2017 Financial Statements) included in their reports on the 2016 Financial Statements and 2017 Financial Statements, respectively. Based upon the aforementioned review, discussions and representations of Hein and Moss Adams, and the unqualified audit opinions presented by Hein and Moss Adams on the 2016 Financial Statements and 2017 Financial

Statements, respectively, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the 2017 Form 10-K for filing with the SEC.

Submitted by the Audit Committee:

Robert B. Mills (Chair)
David A. B. Brown
Charles Macaluso*

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into, or a part of any other filing by the Company (including any future filings) under the Securities Act, except to the extent the Company specifically incorporates such report by reference therein.

* Mr. Macaluso was appointed to the Audit Committee effective April 15, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

The Board has adopted a formal written policy governing the review and approval of related person transactions, which is posted under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.wisgrp.com. For purposes of this policy, the terms “related person” and “transaction” are as defined in Item 404(a) of Regulation S-K. The policy provides that each director, director nominee and executive officer shall promptly notify the Corporate Secretary of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee for approval, ratification or such other action as may be appropriate. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to our annual directors’ and officers’ questionnaire. The policy itself is annually reviewed and was last reviewed in November 2017. While not a party to the Company’s multi-year term debt agreement with funds associated with Centre Lane Partners, LLC, entered into in June 2017, entities associated with Wynnefield Capital at the request of the lenders under the debt agreement, funded $6.0 million of the total amounts borrowed by the Company under such debt agreement. Wynnefield Capital is our largest equity investor and Nelson Obus, a member of our Board of Directors, is the president of Wynnefield Capital. Such debt agreement was refinanced and replaced in September 2018. The entities associated with Wynnefield Capital were fully repaid in connection with the refinancing and are not participating in the funding under the refinanced agreement. Please refer to the discussion in “Item 7. Management’s Discussion and Analysis—Our Credit Facilities” and “Note 10—Debt” to the consolidated financial statements included in the 2017 Form 10-K for more information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Goodspeed, Mr. Brown and Mr. Taylor served as members of the Compensation Committee during 2017. During such time, none of the aforementioned directors was an officer or employee of the Company. During 2017, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

OTHER INFORMATION

Annual Report

The Company will mail without charge, upon written request from any stockholder, a copy of our 2017 Form 10-K, including the financial statements, schedules and list of exhibits. Requests should be sent to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Investor Relations.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials, including the Notice. A single set of the proxy materials, including the Notice, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, please notify your broker, direct a written request to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary, or contact our Corporate Secretary by telephone at (770) 879-4189 or by email at corporatesecretary@wisgrp.com. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals For 2019 Annual Meeting

In order to be included in the Company’s proxy materials for the 2019 annual meeting of stockholders, a stockholder proposal must be received in writing by the Company at Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary by no later than June 7, 2019, provided that the 2019 annual meeting date is not advanced or delayed by more than 30 days, and otherwise comply with all requirements of the SEC for stockholder proposals.

In addition, the Company’s bylaws provide that any stockholder who desires to nominate a person for election as a director or bring a proposal before an annual meeting must give timely written notice of such nomination or proposal to the Company’s Corporate Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the anniversary of the preceding year’s annual meeting. If the annual meeting date is advanced more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not later than the close of business on the 90th day prior to the annual meeting and the 10th day following the day on which notice of the date of such annual meeting is first given to the stockholders, and not earlier than the 120th day prior to such annual meeting. For our annual meeting to be held in 2019, a notice recommending a director candidate or other proposal must be received no earlier than July 12, 2019 and no later than August 12, 2019, provided that the 2019 annual meeting date is not advanced or delayed by more than 30 days.

Any such stockholder’s notice shall set forth:

•                  as to each person whom the stockholder proposed to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended, and Rule 14a-8 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•                  as to any other proposal, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•                  as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•                  the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and

•                  the class and number of shares of the Company’s Common Stock that are owned beneficially and of record by such stockholder and such beneficial owner.

A copy of the Company’s bylaws is available upon request from the Company’s Corporate Secretary and is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.wisgrp.com.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

THE BOARD OF DIRECTORS

Tucker, Georgia

October 5, 2018

ALL SHAREHOLDERS ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

You may revoke your vote by the Internet or telephone or your proxy at any time prior to the Annual Meeting. If you are the record holder of the shares and attend the Annual Meeting, you may change your proxy vote automatically by voting in person at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the Annual Meeting.

WILLIAMS INDUSTRIAL SERVICES GROUP INC
C/O Proxy Services
P.O. Box 9111
Farmingdale, NY 11735-9543

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Charles Macaluso 02 David A. B. Brown 03 Robert B. Mills 04 Nelson Obus 05 Tracy D. Pagliara

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. To approve, on an advisory, non-binding basis, the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned has received the company's proxy statement and hereby revokes any other proxy or proxies previously given or executed, in any form, to vote or act with respect to the shares of Common Stock held by the undersigned at the 2018 Annual Meeting of Stockholders.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000389287_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

WILLIAMS INDUSTRIAL SERVICES GROUP INC
Annual Meeting of Stockholders
November 9, 2018 9:00 AM ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Charles E. Wheelock and Stuart Welburn, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WILLIAMS INDUSTRIAL SERVICES GROUP INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 09:00 AM, Eastern Time, on November 9, 2018, at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies are also authorized, in their discretion, to vote upon such other matters as may come before the Annual Meeting of Stockholders.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. If you vote by the Internet or telephone, please DO NOT mail back this proxy card. If you wish to attend the Annual Meeting of Stockholders in person, please be prepared to present photo identification for admittance.

Continued and to be signed on reverse side

0000389287_2 R1.0.1.17